CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 EXHIBIT 10.15


                             AIRTIME SALE AGREEMENT


                                     BETWEEN


                       MCI TELECOMMUNICATIONS CORPORATION


                                       AND


                     NEXTWAVE PERSONAL COMMUNICATIONS, INC.




                                 AUGUST 22, 1996

                                TABLE OF CONTENTS

ARTICLE 1 -- DEFINITIONS......................................................1
           1.1    Affiliate...................................................1
           1.2    Agreement...................................................1
           1.3    Airtime.  ..................................................2
           1.4    Allocated Area-Based Service Capacity.  ....................2
           1.5    Area-Based Service..........................................2
           1.6    Area-Based Service Agreement................................2
           1.7    Average Retail Price........................................2
           1.8    BTA.........................................................2
           1.9    Comparable Local Exchange Carrier Rate.  ...................2
           1.10   Confidential Information....................................2
           1.11   Credit Reserve..............................................2
           1.12   Default.  ..................................................2
           1.13   Defaulting Party............................................2
           1.14   Endispute Rules.  ..........................................2
           1.15   Exclusive Services Agreement................................2
           1.16   FCC.........................................................2
           1.17   Force Majeure...............................................3
           1.18   Full Mobility Service.......................................3
           1.19   Identically Situated Purchaser..............................3
           1.20   Increased Purchase Commitment...............................3
           1.21   Initial Licenses............................................3
           1.22   Initial Purchase Commitment.................................3
           1.23   Invoice.....................................................3
           1.24   Licenses....................................................3
           1.25   Local Wireless Operator.....................................3
           1.26   Lowest Effective Full Mobility Price........................3
           1.27   Lowest Effective Retail Price.  ............................3
           1.28   Market......................................................4
           1.29   MCI.........................................................4
           1.30   MCI Point of Interconnection.  .............................4
           1.31   MOU.  ......................................................4
           1.32   MSC.  ......................................................4
           1.33   MTA.........................................................4
           1.34   NANPA.  ....................................................4
           1.35   Network.....................................................4
           1.36   Network Outage..............................................4
           1.37   NextWave....................................................4

           1.38   Non-Defaulting Party........................................4
           1.39   Notice of Election to Acquire...............................4
           1.40   Notice of Sale.  ...........................................4
           1.41   Numbers.  ..................................................4
           1.42   Party.......................................................5
           1.43   PCS.........................................................5
           1.44   Person......................................................5
           1.45   POPs........................................................5
           1.46   Price Floors.  .............................................5
           1.47   Pricing Schedule.  .........................................5
           1.48   Problem BTA.................................................5
           1.49   Purchase Commitment.  ......................................5
           1.50   Qualified Entity.  .........................................5
           1.51   Reciprocal Agreements.......................................5
           1.52   Registration Rights Agreement.  ............................5
           1.53   Reinstatement Date..........................................5
           1.54   Resale Terms.  .............................................6
           1.55   Retail Purchaser.  .........................................6
           1.56   Service Credit Percentage...................................6
           1.57   Service Zone................................................6
           1.58   Services....................................................6
           1.59   Subscriber.  ...............................................6
           1.60   Subsequent Licenses.  ......................................6
           1.61   Technical Specifications....................................6
           1.62   Term........................................................6
           1.63   Third-Party Terms...........................................6
           1.64   Traffic Growth Incentive....................................6
           1.65   USAA........................................................6
           1.66   Warrant Agreement...........................................6
           1.67   WESP........................................................6

ARTICLE 2 -- PROVISION OF AIRTIME.............................................7
           2.1    Scope of Agreement..........................................7
           2.2    Network Feature Functionality...............................8
           2.3    MCI Forecast................................................8
           2.4    Network Allocation..........................................9
           2.5    Capacity Planning...........................................9
           2.6    Network Management..........................................9
           2.7    Service Identification.....................................10
           2.8    Area-Based Service Agreement...............................10
           2.9    Promotion of MCI Services..................................12

           2.10   E911 Service...............................................12
           2.11   Switchless Resale..........................................12
           2.12   Nonrecognition of CMRS Status..............................13
           2.13   Additional Capacity........................................13
           2.14   Interconnection Development................................14

ARTICLE 3 -- PURCHASE COMMITMENT.............................................14
           3.1    Purchase Commitment........................................14
           3.2    Increased Purchase Commitment..............................14
           3.3    Reduction and Cancellation of Purchase Commitment. ........14
           3.4    Conditions to Purchase ....................................18

ARTICLE 4 -- INTELLIGENT NETWORK.............................................19
           4.1    Intelligent Network........................................19
           4.2    Most Favored Customer.  ...................................19
           4.3    Fraud Detection and Management.............................19
           4.4    Provision of Billing Data..................................19

ARTICLE 5 -- PRICING.........................................................20
           5.1    Full Mobility Pricing......................................20
           5.2    Lowest Effective Retail Price..............................20
           5.3    Traffic Growth Incentives..................................22
           5.4    Resale to Facilities-Based Carriers........................22
           5.5    Area-Based Service Pricing.................................23
           5.6    Transition Pricing.........................................24
           5.7    Reciprocal Agreements......................................25
           5.8    Taxes......................................................25
           5.9    Invoices.  ................................................25
           5.10   Disputed Charges.  ........................................25
           5.11   Service Increments.........................................26
           5.12   Credit Reserve.  ..........................................26
           5.13   Other Service Pricing......................................26
           5.14   MSC Support Services.......................................26
           5.15   Fraud......................................................27

ARTICLE 6 -- AUDITS..........................................................27

ARTICLE 7 -- INDEPENDENT CONTRACTOR STATUS...................................27

ARTICLE 8 -- PERSONNEL.......................................................28

           8.1    Account Managers.  ........................................28
           8.2    Replacement Personnel.  ...................................28

ARTICLE 9 -- CONFIDENTIAL INFORMATION........................................28
           9.1    Confidential Information...................................28
           9.2    Restrictions on Disclosure and Use.........................29
           9.3    Exceptions. ...............................................30
           9.4    Disclosure Pursuant to Legal Requirement.  ................30
           9.5    Publicity..................................................31
           9.6    Proprietary Notices........................................31
           9.7    Return of Confidential Information. .......................31
           9.8    Cooperation................................................31
           9.9    Confidentiality Period.....................................32

ARTICLE 10 -- LIMITED LIABILITY..............................................33

ARTICLE 11 -- INDEMNITIES....................................................33
           11.1   Indemnification of MCI.....................................33
           11.2   Indemnification by MCI.....................................34
           11.3   Indemnification Procedures.................................34

ARTICLE 12 -- TERM AND TERMINATION...........................................35
           12.1   Term.......................................................35
           12.2   Renewal and Expiration.....................................35
           12.3   Termination................................................35
           12.4   Continuing Obligations.....................................37
           12.5   Default....................................................37

ARTICLE 13 -- *___*..........................................................37

ARTICLE 14 -- INTELLECTUAL PROPERTY RIGHTS...................................38
           14.1   Joint Development..........................................38
           14.2   No Use of MCI Intellectual Property Rights.  ..............38
           14.3   No Use of NextWave Intellectual Property Rights............38

ARTICLE 15 -- RIGHT OF FIRST REFUSAL.........................................39
           15.1   Transfer of Licenses.......................................39
           15.2   Notice of Sale.............................................39
           15.3   Continuation of Service....................................40
           15.4   Sale of NextWave...........................................40

*CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 16 -- TRANSFER ASSISTANCE............................................40

ARTICLE 17 -- NON-SOLICITATION...............................................40
           17.1   NextWave Non-Solicitation..................................40
           17.2   MCI Non-Solicitation.  ....................................41

ARTICLE 18 -- NONINFRINGEMENT................................................41

ARTICLE 19 -- INSURANCE......................................................41

ARTICLE 20 -- DISPUTE RESOLUTION/ARBITRATION.................................41
           20.1   Dispute Resolution.........................................41
           20.2   Arbitration................................................42

ARTICLE 21 -- MISCELLANEOUS..................................................42
           21.1   General Provisions.........................................42
           21.2   Warranty...................................................42
           21.3   Governing Law and Choice of Forum..........................42
           21.4   Authorization and Enforceability.  ........................42
           21.5   Notices....................................................43
           21.6   Assignment.................................................44
           21.7   Severability...............................................44
           21.8   Survival...................................................45
           21.9   Entire Agreement...........................................45
           21.10  Counterparts...............................................45
           21.11  Captions for Convenience Only..............................45
           21.12  Amendment..................................................45
           21.13  No Third-Party Beneficiary.................................45
           21.14  Expenses...................................................45
           21.15  Waiver.....................................................46
           21.16  Binding....................................................46
           21.17  Specific Performance.......................................46
           21.18  Surcharge Exemption........................................46
           21.19  Regulatory Compliance......................................46
           21.20  Expiration of Term.........................................46
           21.21  Cooperation................................................46

                             AIRTIME SALE AGREEMENT


        This AIRTIME SALE AGREEMENT, (the "Agreement") made as of the 22nd day of August 1996, between MCI Telecommunications Corporation, a corporation organized and existing under the laws of the State of Delaware and headquartered in Washington, D.C., and NextWave Personal Communications, Inc., a corporation organized and existing under the laws of the State of Delaware and headquartered in San Diego, California.


                             W I T N E S S E T H:

        WHEREAS, in May 1996 the FCC announced that NextWave was the final high bidder in the FCC C-Block auction of certain PCS Licenses representing half of the top fifty BTAs and approximately 94 million POPs; and,

        WHEREAS, NextWave intends to develop, construct and operate a national PCS wireless communications network for the purpose, of among other things, providing bulk PCS airtime on a wholesale basis to others, including MCI.

        NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:


                            ARTICLE 1 -- DEFINITIONS

        As used in this Agreement, the following capitalized terms shall have the definitions set forth below unless otherwise indicated in this Agreement:

        1.1 Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person whether through the ownership of voting securities, by contract, or otherwise.

        1.2 Agreement. "Agreement" shall mean this agreement, the Technical Specifications, the Pricing Schedule and the exhibits attached hereto and incorporated herein.

        1.3 Airtime. "Airtime" shall mean the transmission and switching of signals for PCS, including voice, data, image and/or video, via the Network in accordance with the Technical Specifications.

        1.4 Allocated Area-Based Service Capacity. "Allocated Area-Based Service Capacity" shall mean that portion of the capacity of the engineered and equipped Network, on a cell site basis, that is allocated by NextWave for the provision of Area-Base Service by MCI.

        1.5 Area-Based Service. "Area-Based Service" shall mean the provision of Airtime for the period of time a terminal device is located within the Service Zone.

        1.6 Area-Based Service Agreement. "Area-Based Service Agreement" shall have the meaning set forth in Article 2.8.

        1.7 Average Retail Price. "Average Retail Price" shall have the meaning set forth in Article 5.5.

        1.8 BTA. "BTA" shall mean a Basic Trading Area, as set forth in the Rand McNally Atlas & Marketing Guide (123rd ed. 1992), and as modified by the FCC for broadband PCS licensing through the date hereof.

        1.9 Comparable Local Exchange Carrier Rate. "Comparable Local Exchange Carrier Rate" shall have the meaning set forth in Article 5.5(A)(1).

        1.10 Confidential Information. "Confidential Information" shall have the meaning set forth in Article 9.1.

        1.11 Credit Reserve. "Credit Reserve" shall have the meaning set forth in Article 5.9.

        1.12   Default.  "Default" shall have the meaning set forth in
Article 12.5.

        1.13 Defaulting Party. "Defaulting Party" shall have the meaning set forth in Article 12.5.

        1.14 Endispute Rules. "Endispute Rules" shall have the meaning set forth in Article 20.2.

        1.15 Exclusive Services Agreement. "Exclusive Services Agreement" shall mean the definitive written agreement to be entered into between the Parties for the provision by MCI to NextWave and its Affiliates of connectivity services, including backhaul, long distance and signaling.

        1.16 FCC. "FCC" shall mean the Federal Communications Commission or any successor agency thereto.

        1.17 Force Majeure. "Force Majeure" shall mean acts of God (which are not reasonably foreseeable in the geographic locations in which they occur and which result in similar disruptions to the Local Wireless Operators in the affected market), acts of the public enemy, acts of civil or military authority, embargos and riots, but only to the extent the Party whose failure to perform hereunder as a result thereof, takes immediate action and uses commercially reasonable efforts to remedy the effect of such event.

        1.18 Full Mobility Service. "Full Mobility Service" shall mean the provision of Airtime, other than Area-Based Service, with capability and coverage comparable to competing PCS and cellular offerings in each Market and as further provided in the Technical Specifications.

        1.19 Identically Situated Purchaser. "Identically Situated Purchaser" shall mean purchasers of Airtime who commit to purchase equal or greater quantities of Airtime on similar terms, including technical specifications, interconnection and support.

        1.20 Increased Purchase Commitment. "Increased Purchase Commitment" shall have the meaning set forth in Article 3.2.

        1.21 Initial Licenses. "Initial Licenses" shall mean the PCS licenses representing 94 million POPs for which NextWave was announced the final high bidder in the initial FCC "C Block" auction completed on May 6, 1996.

        1.22 Initial Purchase Commitment. "Initial Purchase Commitment" shall have the meaning set forth in Article 3.1.

        1.23   Invoice.  "Invoice" shall have the meaning set forth in
Article 5.9.

        1.24 Licenses. "Licenses" shall mean Initial Licenses and/or Subsequent Licenses.

        1.25 Local Wireless Operator. "Local Wireless Operator" shall mean any Person, including but not limited to NextWave, providing any wireless two-way telephone service for voice, data, image and/or video, including, but not limited to, cellular radio telephone service, PCS, specialized mobile radio service and enhanced specialized mobile radio service.

        1.26 Lowest Effective Full Mobility Price. "Lowest Effective Full Mobility Price" shall mean *___* of the Lowest Effective Retail Price.

       1.27 Lowest Effective Retail Price. "Lowest Effective Retail Price" shall have the meaning set forth in Article 5.2.

*CONFIDENTIAL TREATMENT REQUESTED

        1.28 Market. "Market" shall mean any discrete BTA, MTA, portion of an MTA or geographically contiguous BTAs or MTAs, as the case may be, covered by a License or Licenses.

        1.29   MCI.  "MCI" shall mean MCI Telecommunications Corporation.

        1.30 MCI Point of Interconnection. "MCI Point of Interconnection" shall mean the feasible demarcation point at the MSCs deployed in the Network which connect to the MCI network for the purpose of providing Airtime.

        1.31   MOU.  "MOU" shall have the meaning set forth in Article 5.2(A)

        1.32   MSC.  "MSC" shall mean a mobile switching center.

        1.33 MTA. "MTA" shall mean a Major Trading Area, as set forth in the Rand McNally Atlas & Marketing Guide (123rd ed. 1992), and as modified by the FCC for broad band PCS licensing through the date hereof.

        1.34 NANPA. "NANPA" shall mean the North American Numbering Plan Administrator which administers and coordinates the telecommunications numbering and dialing plans in North America.

        1.35 Network. "Network" means all wireless, local exchange and other equipment, systems and facilities owned, leased or operated by NextWave and its Affiliates used in the provision of PCS, including facilities utilized for interconnection, backhaul and longhaul.

        1.36 Network Outage. "Network Outage" shall mean the loss of a portion or all of the call- carrying capacity on the Network or portion thereof, as measured in erlangs.

        1.37   NextWave.  "NextWave" shall mean NextWave Personal
Communications, Inc. and its Affiliates.

        1.38 Non-Defaulting Party. "Non-Defaulting Party" shall have the meaning set forth in Article 12.5.

        1.39 Notice of Election to Acquire. "Notice of Election to Acquire" shall have the meaning set forth in Article 15.2.

        1.40 Notice of Sale. "Notice of Sale" shall have the meaning set forth in Article 15.2.

        1.41   Numbers.  "Numbers" shall have the meaning set forth in
Article 2.1(C).

        1.42 Party. "Party" shall mean NextWave or MCI; "Parties" shall mean NextWave and MCI.

        1.43 PCS. "PCS" shall mean personal communications services as defined in 47 C.F.R. 24.5 and any successor provision thereto.

        1.44 Person. "Person" shall mean any individual, partnership, corporation, joint venture, limited liability company, trust, business trust, governmental agency or other entity and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, as the context may require.

        1.45 POPs. "POPs" means the aggregate number of persons within a BTA or MTA as determined by the 1990 census figures for the counties contained therein.

        1.46   Price Floors.  "Price Floors" shall have the meaning set forth in
Article 3.3(B).

        1.47 Pricing Schedule. "Pricing Schedule" shall mean the pricing schedule set forth in Schedule 2 containing the charges and certain other necessary information.

        1.48   Problem BTA.  "Problem BTA" shall have the meaning set forth in
Article 3.3(E).

        1.49 Purchase Commitment. "Purchase Commitment" shall mean the Initial Purchase Commitment or the Increased Purchased Commitment, as applicable, as adjusted in accordance with Article 3.3.

        1.50 Qualified Entity. "Qualified Entity" shall mean: (i) for licenses for PCS frequency blocks C and F, any Person meeting the eligibility criteria as set forth in 47 C.F.R. 24.709 and any successor provision thereto; and (ii) for any other license, any person meeting those licensee eligibility requirements set forth in those provisions of the FCC's rules applicable to a license for the service and frequency block.

        1.51 Reciprocal Agreements. "Reciprocal Agreements" shall mean any agreement whereby NextWave or its Affiliates has the ability to purchase Airtime from, interconnect with and/or use the wireless network facilities of another Local Wireless Operator.

        1.52 Registration Rights Agreement. "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between NextWave Telecom Inc. and MCI entered into as of the date hereof.

        1.53 Reinstatement Date. "Reinstatement Date" shall have the meaning set forth in Article 3.3(B).

        1.54   Resale Terms.  "Resale Terms" shall have the meaning set forth in
Article 2.11(A).

        1.55 Retail Purchaser. "Retail Purchaser" shall have the meaning set forth in Article 5.1(D).

        1.56   *___*

        1.57   Service Zone.  "Service Zone" shall have the meaning set forth in
Section 2.8(A).

        1.58 Services. "Services" shall mean Full Mobility Service and Area-Based Service.

        1.59 Subscriber. "Subscriber" shall mean an end-user, or an end-user of a customer, as the case may be, of MCI or an MCI Affiliate purchasing Services furnished pursuant to this Agreement.

        1.60 Subsequent Licenses. "Subsequent Licenses" shall mean a PCS license acquired by NextWave or its Affiliates other than the Initial Licenses.

        1.61 Technical Specifications. "Technical Specifications" shall mean the technical specifications set forth in Schedule 1 which will be updated to reflect advancements implemented pursuant to Article 2.1(D).

        1.62   Term.  "Term" shall have the meaning set forth in Article 12.1.

        1.63 Third-Party Terms. "Third-Party Terms" shall have the meaning set forth in Article 3.3(C).

        1.64 Traffic Growth Incentive. "Traffic Growth Incentive" shall have the meaning set forth in Section 5.3(A).

        1.65   USAA.  "USAA" shall have the meaning set forth in Article 20.2.

        1.66 Warrant Agreement. "Warrant Agreement" shall mean that certain Warrant Agreement between NextWave Telecom Inc. and MCI entered into as of the date hereof.

        1.67 WESP. "WESP" shall have the meaning set forth in the Technical Specification.

*CONFIDENTIAL TREATMENT REQUESTED

                        ARTICLE 2 -- PROVISION OF AIRTIME

        2.1    Scope of Agreement

               (A) Provision of Service. NextWave and its Affiliates shall sell Services to MCI and its Affiliates in each and every Market for which NextWave or any of its Affiliates is awarded or otherwise obtains a License, or enters into a Reciprocal Agreement. In the event NextWave makes services available on a commercial wholesale basis, which services are not Full Mobility Service or Area-Based Service, NextWave shall make available such services to MCI. MCI shall be responsible for obtaining or providing facilities to the MCI Point of Interconnection. NextWave shall, *___*, interconnect the Network to the MCI network at the MCI Point of Interconnection in accordance with the Technical Specifications. NextWave shall use commercially reasonable efforts to enter into Reciprocal Agreements with Local Wireless Operators, including those seeking to purchase airtime from NextWave and those identified by MCI, with suitable interconnection substantially in accordance with the Technical Specifications, in those BTAs and MTAs where NextWave or its Affiliates do not hold a License.

               (B) Service Description. Services shall involve the establishment and maintenance of wireless circuits for the continuous transmission of signals
(i) for Airtime originating from a Subscriber, from the originating terminal device to the MCI Point of Interconnection designated by MCI or its Affiliates, and (ii) for Airtime terminating to a Subscriber, from the MCI Point of Interconnection designated by MCI or its Affiliates to the terminating terminal device. Airtime shall be routed between the Network and the MCI network as provided in the Technical Specification or such other routing plan as may be mutually agreed upon by the Parties.

               (C) Numbering and Dialing Plans. MCI shall obtain numbers ("Numbers") from the local NANPA for activation by NextWave on the Network. In the event MCI is not authorized or is otherwise unable to obtain Numbers, NextWave shall obtain Numbers, for the use by MCI, on a pass-through cost basis. In the event there is a shortage of Numbers and an allocation of Numbers is required in any market, NextWave may allocate Numbers pro rata among its Airtime customers based on the relative number of subscribers across all markets. NextWave shall provide to MCI, at no additional cost, direct datalink interfaces to NextWave's service management platform to permit MCI to perform on-line subscriber activations, suspensions, de-activations, and other subscriber feature and service changes. NextWave shall establish standard interfaces for connection to the service management platform and shall provide specifications therefor to MCI at MCI's request. NextWave's service management platform will direct on a real time basis MCI service orders and changes to NextWave's switches and appropriate subsystems. MCI shall be responsible for providing and maintaining its own on-line computer terminals and modem/datalink connections.

* CONFIDENTIAL TREATMENT REQUESTED

               (D) Technical Specification. While the Parties intend and agree that the terms contained in this Agreement shall apply to the provision of Services, to the extent that the terms of this Agreement are inconsistent with the terms of the Technical Specifications, the terms and conditions of this Agreement shall prevail over the terms of such Technical Specifications.

        2.2 Network Feature Functionality. NextWave shall acquire and maintain on its Network the most recent commercial releases of vendor software (including all available upgrades, fixes, patches and the like) available, and shall seek to acquire, develop and maintain commercially available state-of-the-art feature functionality in the Network. In the event MCI believes that the Service, Network or associated feature functionality is not state-of-the-art, MCI shall provide a written explanation to NextWave of those areas where MCI believes that the Service, Network or associated feature functionality is deficient compared to available competitive offerings. NextWave shall, within thirty (30) days of receipt of MCI's notice, provide a written response to MCI detailing the plans or actions (including service descriptions, technical specifications and scheduling, as applicable) that NextWave will undertake to improve the Service, Network or associated feature functionality to state-of-the-art. MCI shall have fifteen (15) days to identify in writing any issues associated with NextWave's plans. The Parties shall cooperate to address any such issues as expeditiously as practicable and agree on the appropriate technical solution and implementation schedule. If the Parties are unable to agree within sixty (60) days of MCI's initial notice, MCI may terminate this Agreement under Article 12.3. In the event MCI does not provide written notice identifying issues with the proposed plans of NextWave or upon resolution of any issues identified by MCI, NextWave shall commence and diligently implement the plan in accordance with the schedule. NextWave shall provide monthly reports addressing the status, any issues encountered in the implementation and the then current schedule. If implementation of any technological advancements or other modifications of the Network, Service or feature functionality could have an adverse impact on the Technical Specifications or otherwise disrupt the provision of Service, NextWave will review the proposed advancement or modification and its implementation with MCI. The Parties shall work together to arrive at a mutually acceptable technical solution and implementation schedule and cooperate to minimize any disruption of Service that may result from the implementation of the advancement or modification. NextWave will then proceed with implementation of the mutually acceptable technical solution and implementation schedule.

        2.3 MCI Forecast. Ninety (90) days prior to the offering of commercial Service in any Market, as communicated to MCI by NextWave at least one hundred and twenty-days (120) prior to the offering of such commercial Service, MCI will provide NextWave with a forecast of anticipated Services requirements, on a quarterly basis, for that Market for the remainder of the calendar year and for each year thereafter. MCI will provide NextWave with quarterly updates to its initial and annual forecasts. The Parties will work cooperatively to ensure that NextWave can provide the quality and coverage required by MCI and the Subscribers. NEXTWAVE AGREES THAT THESE FORECASTS REPRESENT MCI'S ESTIMATE OF EXPECTED PURCHASE OF FULL MOBILITY SERVICE AND AREA-BASED SERVICE, AND ARE NEITHER A COMMITMENT

NOR LIMIT ON MCI'S RIGHTS TO PURCHASE FULL MOBILITY SERVICE AND AREA-BASED SERVICE.

        2.4 Network Allocation. NextWave shall make Services available to MCI and its Affiliates at such time as Service is made commercially available to any customer of NextWave. As NextWave builds-out the Network, NextWave shall prioritize its build-out to fulfill the forecast of MCI delivered pursuant to
Article 2.3. Subscribers of Full Mobility Service and Area-Based Service shall have equal priority in terms of access to and capacity on the Network; provided that Area- Based Service capacity requirements do not exceed the Allocated Area-Based Service Capacity and that NextWave has provided MCI with at least ninety (90) days advanced notice thereof. In no event shall NextWave (i) block, limit or otherwise restrict the activation of Subscribers unless it has implemented such restrictions equally upon all its other customers, or (ii) take any action the result of which would be to create a call blockage probability for Subscribers greater than that for any other customer of NextWave; provided that, with respect to Area-Based Service, Area-Based Service capacity requirements do not exceed the Allocated Area-Based Service Capacity and that NextWave has provided MCI with at least ninety (90) days advanced notice thereof. NextWave shall manage the Network to meet its customers' aggregate requirements.

        2.5 Capacity Planning. NextWave shall perform capacity planning and performance analysis for the Network on a cell site basis. NextWave shall provide to MCI, on a quarterly basis, a capacity report specifying, on a cell site basis, (i) in those Markets where MCI is offering, or planning to offer within sixty (60) days, Area-Based Service, Area-Based Service usage and aggregate Network capacity, (ii) forecasted aggregate usage, including MCI's forecasted aggregate usage, (iii) call blockage and dropped call reports, and
(iv) planned capacity increases, if any. MCI agrees that these forecasts represent NextWave's estimate of expected usage and are not a commitment. In addition, NextWave shall provide to MCI a quarterly report setting forth actual aggregate airtime usage for all NextWave customers, including MCI aggregate Airtime usage, on a monthly basis per cell site in those Markets where MCI is offering, or planning to offer within sixty (60), days Area-Based Service.

        2.6 Network Management. NextWave shall implement controls to effectively manage the Network environments, including change and problem management systems in accordance with the operational documentation. NextWave shall confer with MCI on the development of, and deliver to MCI written network management practices and updates thereto as such practices are implemented and updated. MCI, through its Affiliates, employees and designated third-parties (which third-parties are reasonably acceptable to NextWave) shall have the right to inspect the Network during normal business hours and with reasonable frequency, upon reasonable notice, to ensure compliance with such network management practices. NextWave shall provide MCI remote access to the Network to enable MCI to monitor Network performance, faults and Network Outages.

        2.7 Service Identification. NextWave shall provide MCI-branded customer voice announcements and other customary service-related voice messages and/or identifiers in connection with the provision of Services from the time that NextWave commences the provision of Services. In addition, upon MCI's written request, NextWave shall provide generic, specific and/or private label voice announcements and identifiers (i.e., not identified with either MCI or NextWave) for Subscribers. In no event shall NextWave issue any NextWave or third-party branded announcements or other service messages and/or identifiers to Subscribers without MCI's prior written consent, except as required by law or regulation. Only upon MCI's written request and under no other circumstances, except as required by law or regulation, shall NextWave deliver broadcast messages over the Network, including customer solicitations and other advertisements, to Subscribers.

        2.8 Area-Based Service Agreement. The Parties intend to negotiate and enter into a definitive written supplement to this Agreement based on the principles set forth below regarding the provision of Area-Based Service (the "Area-Based Service Agreement"). NEXTWAVE ACKNOWLEDGES AND AGREES THAT THE PROVISION OF AREA-BASED SERVICE IS CRITICAL TO THE BUSINESS OF MCI AND THAT THE FAILURE TO ENTER INTO THE AREA-BASED SERVICE AGREEMENT WITH VIABLE AND ECONOMIC AREA-BASED SERVICE SHALL MATERIALLY IMPAIR MCI'S ABILITY TO FULLY COMPETE IN THE LOCAL SERVICES MARKET AND SHALL VOID THE PURCHASE COMMITMENT AS SET FORTH IN
SECTION 3.4(E) HEREOF.

               (A) Area-Based Service Description. NextWave shall engineer and equip the Network, on a cell site basis, to provide at least *___* capacity for the Area-Based Service. Area-Based Service shall be designed to provide in-building and perimeter service for a terminal device located within the surrounding area of a pre-designated location or locations (the "Service Zone") similar in application to local exchange service offerings as of the date hereof. The Service will not require (i) connection of the Subscriber's terminal device or associated devices to local exchange service at or in the pre-designated Service Zone, (ii) professional installation or maintenance of any required premise equipment for mass market residential or commercial applications, or (iii) premise equipment on a per Subscriber basis. Service will not be dropped or interrupted when the terminal device transitions into or out of a Service Zone. Area-Based Service will support multiple Service Zones per Subscriber, enable the origination and termination of Services from within a Service Zone and meet the same availability, capacity and service standards as Full Mobility Service.

               (B) Area-Based Service Quality. Area-Based Service will, subject to Article 2.8(E), initially be offered within the Network configuration engineered to meet the Full Mobility Service requirements and will be available as a stand alone service as the Network is implemented, prior to the availability of Full Mobility Service. NextWave will provide MCI reasonable prior notice and prompt identification of geographic areas where Area-Based Service is available. Such identification will be based on theoretical availability and applicable testing criteria as more



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specifically set forth in the Area-Based Service Agreement. Area-Based Service
will continue to be offered in all coverage areas where Full Mobility Service is offered. Upon request, NextWave will provide MCI coverage maps that depict geographic areas with acceptable in-building penetration levels. In those coverage areas where Area-Based Service has been identified by NextWave as available, Area-Based Service will meet the quality of service standards provided in the Technical Specifications. Area-Based Service will be made available in an area or areas within a BTA no later than the time that the BTA for which the area or areas are located is considered built-out. Once Area-Based Service is made available in an area or areas such Area-Based Service will be made available during the Term or any renewal thereof.

               (C) Area-Based Service Development. NextWave and MCI shall seek to implement one or more Area-Based Service trials to test, among other things, infrastructure, cost and performance assumptions and customer acceptance/satisfaction levels with the Area-Based Service value proposition. NextWave shall, as requested by MCI, support MCI's efforts to develop Area-Based Service Applications, such as campuses and office complexes.

               (D) Area-Based Allocation. MCI shall be entitled to Allocated Area-Based Service Capacity of at least *___* of the Network, on a cell site basis. MCI shall have the right to utilize additional capacity on the Network, on a cell site basis, in excess of the *___* Allocated Area-Based Service Capacity to the extent such capacity is available. NextWave shall provide MCI prompt written notice at any time a cell site is reaching its capacity and the reasons therefor. If at any time MCI is not utilizing its full *___* Allocated Area-Based Service Capacity and the cell site capacity utilized is approaching full capacity, NextWave shall, at MCI's request, and at NextWave's option either afford MCI at least *___* Allocated Area-Based Service Capacity or, within the timeframes specified in the Area-Based Service Agreement, increase the capacity at the cell site at NextWave's sole cost and expense.

               (E) Area-Based Service Capacity Build-Out. If at any time MCI or its Affiliates require or otherwise desire an increase in the amount of capacity for Area-Based Service beyond *___* and such additional capacity is not otherwise available, NextWave shall upon MCI's request commence the build-out of that portion of the Network designated by MCI. MCI shall contribute the direct incremental capital costs of the build-out requested by MCI at existing or new cell sites on the Network and shall receive a price adjustment for Area-Based Service in accordance with Article 5.5(A). In the event of such contribution, one hundred percent (100%) of the additional capacity relating to such build-out shall be Allocated Area-Based Service Capacity until MCI shall have recouped its capital contribution pursuant to Article 5.5(A); provided that NextWave shall have access to any unused capacity resulting from the build-out and MCI shall not be required to finance any further capacity expansion at the cell site until it shall have recouped its investment. With respect to any request for build-out by MCI, NextWave shall design, engineer and construct such build-out as soon as practicable and within the specific timeframes to be set forth in the Area-Based Service Agreement; provided that NextWave may elect not to proceed with installation involving a new cell



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site if it reasonably determines that such installation would interfere with the build-out or adversely affect the quality of the Service.

        2.9 Promotion of MCI Services. NextWave shall use commercially reasonable efforts to promote the use of MCI's other services by other Local Wireless Operators, equipment manufacturers or other partners with whom NextWave or its Affiliates has or may have an affiliation or other business relationship. NextWave shall use reasonable efforts to promote the use of MCI services, including long distance and network signaling, to NextWave's customers, subject to regulatory limitations. MCI will use reasonable efforts to make available to NextWave preferred pricing and terms that are available to MCI under MCI's existing relationships with vendors and service providers.

        2.10 E911 Service. Emergency (911 and E911) and lawful intercept calls will be handled by NextWave, unless otherwise required by regulatory authorities. Each Invoice shall include a reasonable monthly charge (calculated on a per Subscriber basis in an amount not to exceed the minimum amount allowed by applicable regulatory authority or charged by other Local Wireless Operators that are subject to E911, 911 or lawful intercept requirements) for the provision of emergency and lawful intercept services. MCI shall pay such charges within the timeframe specified for payment of Services. If regulatory authorities shall subsequently change the requirements for emergency or lawful intercept calls or mandate the provision of other services, the parties shall cooperate in the provision of such services with associated fees and charges to be handled in a similar manner to the emergency and lawful intercept services.

        2.11 Switchless Resale. In the event that NextWave completes Network construction and commences offering Services or any other PCS in a Market where MCI has no WESP, NextWave shall provide MCI with the opportunity to resell the Service or any other PCS as a switchless reseller at prices and on terms and conditions no less favorable than those offered to any other customer of NextWave, including an Affiliate of NextWave. MCI shall have the opportunity to resell Services and any other PCS offered by NextWave under the terms set forth herein. As a reseller of Services and any other PCS offered by NextWave, MCI shall be entitled to have its Subscribers receive the benefit of any and all roaming agreements to which NextWave or its Affiliates may be a party. *___*



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

*___* During any period in which MCI operates as a switchless reseller in any NextWave Market, (i) MCI shall be responsible, on a pass-through basis, for all access and interconnection costs incurred by NextWave in the exchange of traffic between the Network and the networks of all local exchange carriers, Local Wireless Operators or other telecommunications carriers which are allocable to Services purchased by MCI, and (ii) MCI shall be entitled to the economic benefit of any Reciprocal Agreement, or any reciprocal compensation agreement covering such traffic; and (iii) NextWave shall be responsible for fraud under the terms set forth under Article 4.3.

        2.12   Nonrecognition of CMRS Status.  *___*

        2.13 Additional Capacity. Whenever NextWave intends to acquire capacity interconnecting the Network with the facilities of a local exchange carrier or any Local Wireless Operator in any Market, NextWave shall provide MCI with adequate prior notice of its intent to acquire such capacity and, upon MCI's request, shall acquire, to the maximum extent possible under applicable law and regulations, such additional capacity as MCI may request to augment the capacity between the Network and the facilities of the local exchange carrier or Local Wireless Operator to accommodate traffic routed via the Network to or from MCI's WESP, under the terms, conditions, rates and benefits of any arrangement NextWave shall enter into for the purchase, lease or utilization of said interconnection capacity. MCI shall reimburse NextWave for the reasonable and direct expenses incurred by NextWave relating to such augmented capacity, including switching and/or establishing and maintaining network connections, if any. MCI will provide such supporting information as necessary to fulfill obligations under such arrangements.


                                       13

*CONFIDENTIAL TREATMENT REQUESTED

        2.14   Interconnection Development. *___________________________________
________________________________________________________________________________
______________________________________________________________________________.*


                        ARTICLE 3 -- PURCHASE COMMITMENT

        3.1 Purchase Commitment. Subject to the terms and conditions hereof, MCI and its Affiliates shall purchase during the Term a total of Ten Billion (10,000,000,000) minutes, in aggregate, of Full Mobility Service in all of the Markets in which NextWave has a License (the "Initial Purchase Commitment").

        3.2 Increased Purchase Commitment. The Initial Purchase Commitment will be increased to an amount equal to one hundred twenty-percent (120%) of the Purchase Commitment then in effect (the "Increased Purchase Commitment") if, by the fifth anniversary of the date of commencement of provision of Full Mobility Service (i) the number of POPs represented by the Initial Licenses and Subsequent Licenses in the top fifty (50) BTAs (as measured by POPs) acquired by NextWave plus (ii) the number of POPs represented by BTAs or MTAs, or portions thereof, with respect to which NextWave has entered into Reciprocal Agreements with other holders of 30 megahertz licenses, exceeds, in the aggregate, one hundred eighty-million (180,000,000) POPs; provided, further, that each of the Reciprocal Agreements (a) provide MCI with suitable interconnection substantially in accordance with the Technical Specifications and (b) have been approved by MCI prior to NextWave's entering into the Reciprocal Agreement. The Increased Purchase Commitment shall be deemed satisfied once amounts paid for Full Mobility Service purchased by MCI and its Affiliates equals One Billion Dollars ($1,000,000,000) during the Term.

        3.3    Reduction and Cancellation of Purchase Commitment.

               (A) Transfer of Licenses. If at any time NextWave sells, transfers or otherwise loses control or ownership of any License or Licenses and, after giving effect to such sale, transfer or loss of control or ownership, the number of POPs represented by Licenses held by NextWave is less than ninety-nine percent (99%) of the total POPs represented by Initial Licenses, then upon each such sale, transfer or loss of control or ownership, the Purchase Commitment then in effect will be

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*CONFIDENTIAL TREATMENT REQUESTED
reduced by an amount equal to the product of (a) the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under Article 3.2, and (b) the percentage equal to the greater of (i) the percentage equal to the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI in the BTAs covered by such Licenses that have been sold, transferred or over which NextWave has lost control or ownership, divided by the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI in the BTAs covered by the Licenses held by NextWave immediately prior to such sale, transfer or loss of control or ownership, and (ii) the percentage equal to the number of POPs represented by such Licenses that have been sold, transferred or over which NextWave has lost control or ownership, divided by the aggregate number of POPs represented by the Licenses held by NextWave immediately prior to such sale, transfer or loss of control or ownership. Notwithstanding the foregoing, if NextWave sells, transfers or otherwise loses control or ownership of Licenses that reduce the number of POPs represented by the Licenses to below seventy-zmillion (70,000,000) POPs, then the Purchase Commitment will be null and void.

               (B) Price Floors. If at any time the Lowest Effective Full Mobility Price is below the Price Floors in Markets which comprise more than five percent (5%) of the POPs represented by the Initial Licenses, then the Purchase Commitment then in effect will be reduced by an amount equal to the product of (a) the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under
Article 3.2, and (b) a percentage equal to the greater of (i) the percentage equal to the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI relating to such Markets, divided by the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI relating to all of NextWave's Markets; or (ii) the percentage equal to the number of POPs represented by the Licenses in such Markets, divided by the aggregate number of POPs represented by the Licenses then held by NextWave. If within one hundred twenty-days (120) days after the reduction of the Purchase Commitment pursuant to this Article 3.3(B) (i) the Lowest Effective Full Mobility Price rises above the then current Full Mobility Service price set forth in the Pricing Schedule, or (ii) NextWave agrees to provide Full Mobility Service in such Markets at the Lowest Effective Full Mobility Price (the "Reinstatement Date"), then a percentage of the amount by which the Purchase Commitment was reduced shall be reinstated in accordance with the following:

               Reinstatement Date                       Reinstatement Percentage

        Prior to the first anniversary of the Term      *___*

        First anniversary of the Term through the day   *___*
        prior to the third anniversary of the Term


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*CONFIDENTIAL TREATMENT REQUESTED

        Third anniversary of the Term through the day   *___*
        prior to the sixth anniversary of the Term

        Sixth anniversary of the Term through the day   *___*
        prior to the seventh anniversary of the Term

        Seventh anniversary of the Term through the     *___*
        end of the Term

provided, however, if the Lowest Effective Full Mobility Price drops below the Price Floors in Markets for which there has been a Purchase Commitment reduction and a subsequent reinstatement, the Purchase Commitment shall be reduced and not be subject to any further reinstatement.

               (C) Competitive Pricing. If MCI or its Affiliates receives a bona fide offer from a Local Wireless Operator to sell PCS or cellular radio telephone service under terms and conditions that MCI or its Affiliates desires to accept, prior to acceptance thereof, MCI may offer NextWave the right to provide Full Mobility Service on the same terms and conditions ("Third-Party Terms") offered by such third-party. In the event NextWave declines to offer Full Mobility Service under the Third-Party Terms, then the Purchase Commitment then in effect will be reduced by one minute for each minute of Full Mobility Service purchased and used by MCI or its Affiliates pursuant to the Third-Party Terms; provided, however, that the Purchase Commitment shall not be reduced by an amount in excess of the greater of (i) the percentage equal to the cumulative Full Mobility Service purchased by MCI and its Affiliates in the areas covered by the Third-Party Terms, divided by the cumulative Full Mobility Service purchased by MCI and its Affiliates in all of NextWave's Markets; or (ii) the percentage equal to the number of POPs in the areas covered by the Third-Party Terms, divided by the aggregate number of POPs represented by the Licenses held by NextWave at such time. In no event shall the foregoing obligate MCI or its Affiliates to offer a right of first refusal to NextWave or otherwise restrict MCI or its Affiliates from purchasing services from any Local Wireless Operator.

               (D) Build-Out. In the event NextWave has not offered Full Mobility Service for a period of at least six (6) consecutive months in accordance with the Technical Specifications, including those for availability, capacity, coverage and service quality, in BTAs covering at least *___* million POPs represented by the Initial Licenses by December 31, 1998, the Purchase Commitment then in effect will be reduced by an amount equal to ten percent (10%) of the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under Article 3.2, and the Purchase Commitment then in effect shall be further reduced by an amount equal to ten percent (10%) of the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under Article 3.2, for each subsequent year or portion thereof that Full Mobility Service is not offered in BTAs covering at least *___* million POPs represented by the Initial Licenses. In the event NextWave does not offer



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




Full Mobility Service for a period of at least six (6) consecutive months in BTAs, covering at least *___* million POPs represented by the Initial Licenses by December 31, 2001, then the Purchase Commitment then in effect, will be reduced by an amount equal to the product of (i) *___* million minus the number of POPs for which Full Mobility Service is available by December 31, 2001, divided by *___* million, and (ii) the Initial Purchase Commitment; and the Purchase Commitment then in effect shall be further reduced by an amount equal to five percent (5%) of the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under Article 3.2, for each subsequent year that Full Mobility Service is not offered in BTAs represented by the Initial Licenses covering at least *___* million POPs.


               (E) Service, Quality and Capacity. A BTA shall be classified as a "Problem BTA" if, in respect to Full Mobility Service and Area-Based Service, any one of the following conditions shall occur any time after six (6) months after the date Full Mobility Service becomes available on a commercial basis in such BTA:

*__________________________________________________
 __________________________________________________
 __________________________________________________*

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




*____________________________________________________________
 ____________________________________________________________*

        In the event a BTA shall become a Problem BTA, the Purchase Commitment then in effect will be reduced by an amount equal to the product of (a) the Initial Purchase Commitment, or the initial Increased Purchase Commitment if the Initial Purchase Commitment has been increased under Article 3.2, and (b) the percentage equal to the greater of (i) the percentage equal to the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI in the Problem BTA divided by the cumulative Full Mobility Service purchased by MCI and its Affiliates through the period covered by the last Invoice received by MCI in the BTAs represented by the Licenses held by NextWave, and (ii) the percentage equal to the number of POPs represented by the Problem BTA, divided by the aggregate number of POPs represented by the Licenses held by NextWave.

        3.4 Conditions to Purchase Commitment. The obligation of MCI to fulfill the Purchase Commitment at any time is also subject to each and every one of the following conditions having been satisfied:

               (A) NextWave shall not have been in material breach of any of its obligations under this Agreement, the Warrant Agreement, the Exclusive Services Agreement, or the Registration Rights Agreement, which breach was not cured within sixty (60) days after written notice thereof;

               (B) NextWave shall be providing Full Mobility Service to at least seventy (70) million POPs covered by the Initial Licenses by December 31, 2001;

               (C) NextWave shall be providing Full Mobility Service that are fully compatible with MCI's network as provided in the Technical Specifications;

               (D) NextWave shall have used best efforts, on MCI's request and behalf, to make available a wireless SID and Number blocks for exclusive use by MCI and/or its Affiliates from appropriate government agencies or granting organizations; and

               (E) within ninety (90) days from the date hereof, MCI and NextWave shall have entered into the Area-Based Service Agreement that provides for viable and economic Area-Based Service, and within one hundred twenty (120) days from the date hereof, MCI and NextWave shall have entered into the Exclusive Services Agreement that provides for NextWave to purchase from MCI connectivity services including backhaul, long distance and signaling subject to terms that are substantially similar to a bona fide proposal of a third-party, it being understood that with respect to backhaul services, costs relating to site location, including site acquisition, leasing and permits, shall be taken into account when considering the pricing of any such third-party proposal.


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




                        ARTICLE 4 -- INTELLIGENT NETWORK

        4.1 Intelligent Network. Intelligent Network ("IN") capabilities designed and developed by NextWave shall be compatible with and shall not adversely affect the provision of Services or otherwise degrade the quality of the Services to below the levels provided in the Technical Specifications.

        4.2 Most Favored Customer. MCI may purchase and NextWave shall provide IN capabilities and enhanced services offered to other NextWave customers, at prices less than or equal to the prices NextWave charges to any other customers and upon terms and conditions no less favorable than those offered to any customers.

        4.3 Fraud Detection and Management. To the extent NextWave provides IN services, which includes, among other services, home location register, authentication and fraud detection control services, to MCI or its Affiliates, NextWave shall be responsible for the detection and management of fraud on the Network, other than subscription fraud, and any and all charges and fees incurred in respect of such fraud by MCI, its Subscribers, MCI's Affiliates and MCI's Affiliate's Subscribers; provided, however, if NextWave notifies MCI that it suspects fraud on MCI's account and MCI fails to provide NextWave with instructions to suspend or terminate the Service associated with the Subscriber number within *_________* after receipt of such notice, then MCI shall be liable for charges incurred from the time of such notification; provided, further that if NextWave notifies MCI that the suspected fraud involves international long distance services and MCI fails to provide NextWave with instructions to suspend or terminate the Services associated with the Subscriber number within *______*, MCI shall be liable for any international long distance service charges and fees incurred from the time of such notification. If MCI subsequently notifies NextWave to suspend or terminate the Service associated with the Subscriber number suspected of fraud or if the suspension or termination of such number is prohibited by law, MCI shall not be liable for charges incurred subsequent to the time of such notification. In no event shall NextWave suspend or terminate the Service associated with the Subscriber number without instructions from MCI to take such action, unless otherwise required by law. In the event NextWave, without MCI's consent takes any action to suspend or terminate Service in its Markets which will affect a group of Subscribers (e.g., suspension of Service by NPA), NextWave shall immediately notify MCI of its intended action, cooperate with MCI to minimize the disruption of Service resulting from such action and indemnify and hold MCI and its Affiliates harmless against any liability for any claim or demand arising from the suspension or termination of Service to any Subscriber not associated with fraudulent activity, including reimbursement of any reasonable credits MCI or its Affiliates may grant to the affected Subscribers. NextWave shall have the opportunity to audit fraud claims in accordance with Article 6.

        4.4 Provision of Billing Data. In the event MCI purchases billing support services, NextWave shall provide electronically, in a format to be specified by MCI, *___*,


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




detailed billing data not to be older than *___*, in accordance with protocols and specifications in formats customary for the industry and to be mutually agreed upon. MCI agrees to notify NextWave immediately if it does not receive the billing data, and MCI shall promptly notify NextWave of any discrepancies in billing data.


                              ARTICLE 5 -- PRICING

        5.1 Full Mobility Pricing. Pricing for Full Mobility Service, measured in *___*, for each Market will be the lesser of:

               (A) the rates set forth for Full Mobility Service in Schedule 2;

               (B) *___*

               (C) the "Lowest Effective Full Mobility Price", provided such price will not be less than *___* from the date hereof through December, 2001, or *___* from January, 2002 through the end of the Term (the "Price Floors"); or

               (D) in the event NextWave or its Affiliates sells Full Mobility Service, directly or indirectly through affinity, third-party marketing or other business relationships (excluding reseller transactions), *___* of the lowest effective rate offered to any Retail Purchaser for such services. For the purpose of Article 5.1(D), Article 5.5(A) and Article 5.13 only, "Retail Purchaser" shall include any business, consumer or other end-users but shall not include employees of NextWave or purchasers of Airtime for which the offering and duration of the service is not greater than seven (7) days.

        5.2    Lowest Effective Retail Price.

               (A) Calculation. The lowest effective retail price for a Minute Of Use ("MOU") of airtime is intended to reflect the lowest retail price available in the marketplace, as perceived by any customer, taking into account not only stated, tariffed, published or contract prices, but also discounts, rebates and all other terms and conditions which affect the stated, tariffed, published or contract price for the provision of Full Mobility Service (the "Lowest Effective Retail Price"). The Lowest Effective Retail Price for any market shall be the average, applying equal weighting, of the lowest effective rate offering of each of the four largest (in terms of market share) Local Wireless Operators (excluding MCI and its Affiliates) offering cellular radio telephone service or PCS in the market. In calculating the lowest effective rate for a MOU of airtime for each of the Local Wireless

*CONFIDENTIAL TREATMENT REQUESTED

Operator's offerings comparable to, or competitive with, Full Mobility Service
(i) the monthly Full Mobility MOU statistics of MCI on the Network will be averaged during the most recent *___* month period for Subscribers by market segment and shall be applied to each of the Local Wireless Operator's offerings in accordance with their time period conventions (i.e., peak, off-peak, weekend, evening and other time period and volume convention prices) and Subscriber call rounding conventions; and (ii) shall take into account but not be limited to the following, in any combination as they may appear or be available to any end-user:

         *___________________________________________________________
          ___________________________________________________________
          ___________________________________________________________
          ___________________________________________________________*

               (B) Review. Either Party (the "Requesting Party") may request review of the Lowest Effective Retail Price in any market by providing the other Party (the "Receiving Party") with a written report detailing its calculation of the Lowest Effective Retail Price for such market. Such request for review in any market shall not be made more frequently than once within any ninety (90) day period. The written report will provide all details and assumptions used in the calculation. If the Receiving Party fails to respond within a thirty (30) day period after receipt of the written report from the Requesting Party, the Lowest Effective Retail Price shall be the amount specified in the report delivered by the Requesting Party. If the Receiving Party disagrees with the Lowest Effective Retail Price calculated by the Requesting Party, the Receiving Party shall have thirty (30) days from its receipt of the report to provide the Requesting Party with a written response, specifying the Receiving Party's calculation of the Lowest Effective Retail Price, which response shall include all details and assumptions used in the calculation.

               (C) Effective Date. The revised Lowest Effective Retail Price, as calculated in this Article 5.2, shall take effect as of the first day of the following calendar month after a written report has been submitted by the Requesting Party and shall remain in effect until the first day of the following calendar month after the date of a subsequent written report that determines a revised Lowest Effective Retail Price recalculated pursuant to Article 5.2(B) above; provided that during the pendency of any disagreement regarding the rate calculation, the price rate in effect immediately prior to the submission of the report shall continue to apply. If is it subsequently determined that a new price rate should have applied, then a payment or credit, calculated retroactively to the date of the report, shall be paid or applied immediately.



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




               (D) Dispute. If either party disagrees with the calculation of the Lowest Effective Retail Price for any market then the account managers for the Parties shall have fifteen (15) days to resolve any disagreement, after which, if not resolved, the matter shall be submitted to senior management for resolution within fifteen (15) days thereafter. If such dispute remains unresolved, then either Party may submit the dispute to binding arbitration pursuant to Article 20 hereof.

        5.3    Traffic Growth Incentives.

               (A) At any time after MCI and its Affiliates shall have purchased thirty (30) billion minutes of Full Mobility Service, the pricing for Full Mobility Service set forth in the Pricing Schedule may be reduced by an amount *___* based on the percentage of PCS purchased by MCI and its Affiliates from NextWave and its Affiliates as compared to PCS purchased by MCI and its Affiliates from Local Wireless Operators, calculated in accordance with the Pricing Schedule ("Traffic Growth Incentive"). In the event MCI determines that it qualifies for a Traffic Growth Incentive, MCI shall provide NextWave written notice stating the *___* Traffic Growth Incentive for which it is eligible. MCI shall, upon written request of NextWave, provide documentation in reasonable detail supporting MCI's determination of the Traffic Growth Incentive.

               (B) Review. If NextWave disagrees with the Traffic Growth Incentive calculated by MCI, NextWave shall have thirty (30) days from its receipt of the supporting documentation to provide MCI with a written response, specifying NextWave's calculation of the Traffic Growth Incentive and/or any other issue it may have with MCI's calculation including all details and assumptions used in the calculation.

               (C) Effective Date. The Traffic Growth Incentive, as calculated in this Article 5.3, shall take effect as of the first day of the following calendar month after written notice has been submitted to NextWave and shall remain in effect until the first day of the following calendar month after the date of a subsequent written notice from MCI results in a determination of a Revised Traffic Growth Incentive; provided that during the pendency of any disagreement regarding the rate calculation, the price rate in effect immediately prior to the submission of the report shall continue to apply. If is it subsequently determined that a new price rate should have applied, then a payment or credit, calculated retroactively to the date of the report, shall be paid or applied immediately.

               (D) Dispute. If the Parties are unable to reach agreement on the eligibility for a Traffic Growth Incentive then the account managers for the Parties shall have fifteen (15) days to resolve any disagreement, after which, if not resolved, the matter shall be submitted to senior management for resolution within fifteen (15) days thereafter. If such dispute remains unresolved, then either Party may submit the dispute to binding arbitration pursuant to Article 20 hereof.

        5.4 Resale to Facilities-Based Carriers. If MCI resells Full Mobility Service to facilities- based carriers and in connection therewith requires NextWave to implement a PIC/CIC code, then

*CONFIDENTIAL TREATMENT REQUESTED

MCI shall pay NextWave an additional fee of *___* of Full Mobility Service sold to each such carrier for management of PIC/CIC and associated databases.

        5.5    Area-Based Service Pricing.

               (A) Calculation. For each Invoice billing period, MCI shall pay an amount for Area-Based Service in each market (the "Area-Based Price") equal to the lesser of:

                      (1) aggregate number of lines, adjusted on a weighted average basis to take into account partial period Subscribers, utilized for Area-Based Service during the Invoice billing period multiplied by the lesser of (a) *___* of the comparable local exchange carrier rate or averaged of the two largest local exchange carriers, which shall be equal to the per-line average of the most appropriate local exchange carrier's offering for each of consumer, small business and large business customers in that market weighted by the relative percentage of MCI's Area-Based Service consumer, small business and large business customers (the "Comparable Local Exchange Carrier Rate"); and (b) in the event NextWave or its Affiliates sells Area-Based Service in the retail market, directly or indirectly through affinity, third-party marketing or other business relationships (excluding reseller transactions), *___* of the lowest effective average per line rate offered to Retail Purchasers for such Services. The Comparable Local Exchange Carrier Rate and the NextWave retail rate shall include either unlimited local usage, where available, or average local usage charges, where unlimited local usage is not offered. The Comparable Local Exchange Carrier Rate and the NextWave retail rate shall include federal and state subscriber mandated line charges, and shall exclude, without limitation, (i) connection and installation charges, (ii) inside wiring and maintenance charges, (iii) customer premise equipment charges, surcharges, taxes and 911/E911 fees, i(v) call waiting, call forwarding, caller ID and other optional services, whether or not designated as CLASS services, (v) yellow pages or other directory listing or directory service charges, (vi) local operator assistance or other information services charges, and (vii) optional extended area service charges; and

                      (2) aggregate number of *___* of Airtime for Area-Based Service in such market times the lesser of: (i) *___* and
               (ii) in the event NextWave or its Affiliates sells Area-Based Service in the retail market, directly or indirectly through affinity, third-party marketing or other business relationships (excluding reseller transactions), *___* of the lowest effective rate (measured in *___* increments) offered to any Retail Purchaser for such Services, which Service is charged on a usage per time increment;

*CONFIDENTIAL TREATMENT REQUESTED
provided, however, that in the event MCI contributes to NextWave amounts for build-out to increase capacity pursuant to the Area-Based Service Agreement, the Area-Based Price relating to Airtime from the cell site or sites built-out shall be reduced by *___* (the "Reduced Area- Based Price") until such time that the savings to MCI generated from the difference between the Area-Based Price and the Reduced Area-Based Price equals the amount of any such contribution plus rate of return on such contribution equal to the "prime rate" as announced by Citibank, N.A., from time to time plus *___* basis points; provided, further, that if MCI terminated Service in any market under Article 12.3 for which MCI has contributed to the build-out of a cell site, MCI shall be entitled to set-off against any Invoice, the amount equal to the unrealized return to MCI for any such build-out.

               (B) Review. Either Party (the "Requesting Party") may request review of the Average Retail Price in any market by providing the other Party (the "Receiving Party") with a written report detailing its calculation of such price in the market. Such request for review in any market shall not be made more frequently than once within any ninety (90) day period. The written report will provide all details and assumptions used in the calculation. If the Receiving Party fails to respond within a thirty (30) day period after receipt of the written report from the Requesting Party, such Average Retail Price shall be the amount specified in the report delivered by the Requesting Party. If the Receiving Party disagrees with the Average Retail Price calculated by the Requesting Party, the Receiving Party shall have thirty (30) days to provide the Requesting Party with a written response, specifying the Receiving Party's calculation of the Average Retail Price, which response shall include all details and assumptions used in the calculation.

               (C) Effective Date. The Average Retail Price shall take effect as of the first day of the following calendar month after a written report has been submitted by the Requesting Party and shall remain in effect until the first day of the following calendar month after the date of a subsequent written report that determines a revised Average Retail Price is recalculated pursuant to
Article 5.5(B) above; provided that during the pendency of any disagreement regarding the rate calculation, the price rate in effect immediately prior to the submission of the report shall continue to apply. If is it subsequently determined that a new price rate should have applied, then a payment or credit, calculated retroactively to the date of the report, shall be paid or applied immediately.

               (D) Dispute. If either party disagrees with the calculation of the Average Retail Price for any Market then the account managers for the Parties shall have fifteen (15) days to resolve any disagreement, after which, if not resolved, the matter shall be submitted to senior management for resolution within (15) days thereafter. If such dispute remains unresolved, then either Party may submit the dispute to binding arbitration pursuant to Article 20 hereof.

        5.6 Transition Pricing. In the event that a Subscriber transitions between Area-Based Service and Full Mobility Service during the duration of a continuous transmission of Airtime, the

*CONFIDENTIAL TREATMENT REQUESTED
pricing for such Airtime shall be calculated based on that portion of the Airtime utilized for Area- Based Service and Full Mobility Service, respectively.

        5.7 Reciprocal Agreements. Pricing for Full Mobility Service provided pursuant to a Reciprocal Agreement will be the greater of (i) the Full Mobility Service price set forth in the Pricing Schedule or (ii) NextWave's incremental cost of actual usage under the Reciprocal Agreement (calculated in accordance with the billing convention set forth in the Reciprocal Agreement) plus *___*.

        5.8 Taxes. The prices paid by MCI for Services are exclusive of any applicable sales, use, personal property or other taxes attributable to periods during the Term based upon or measured by the Services and any associated services provided or used by NextWave in performing its obligations under this Agreement. MCI shall reimburse NextWave on a pass-through basis for those taxes paid by NextWave that are attributable to MCI pursuant to this Section 5.8. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party. The Parties will also work together to segregate into separate payment streams, any taxable, nontaxable or items for which a sales, use or similar tax has already been paid by NextWave.

        5.9 Invoices. NextWave shall submit an invoice ("Invoice") to MCI, on a monthly basis, for Airtime furnished. The Invoice shall specify call level detail for *___* of Airtime used by MCI during the Invoice period. In addition, with each Invoice NextWave will also provide a report specifying the aggregate minutes and dollar amount of Airtime purchased hereunder through the date of the particular invoice. MCI shall pay all Invoices, except for (i) disputed amounts, (ii) Service Credits, (iii) amounts relating to fraud on the Network in which MCI is not responsible for fraud under Article 4.3 and 5.15,
(iv) available amounts under the Credit Reserve; and (v) amounts for which MCI has a right to offset hereunder, within thirty (30) days of the date of MCI's receipt of such Invoices and related reports. In the event payment is not sent within this time period, MCI will pay a late fee equal to interest at a rate which is two (2) percentage points above the prime rate measured as of the due date. For purposes of this Agreement, the Prime Rate shall be the interest rate publicly announced by Citibank, N.A. in New York, New York as its prime lending rate on the date when payment is due. MCI shall have the right to offset any amounts due under any Invoice for any amounts owed to MCI hereunder.

        5.10 Disputed Charges. MCI shall provide NextWave with written notice of any disputed Service charges within a reasonable period of time after the mailing date of the Invoice containing such charges, with such notice setting forth in reasonable detail such dispute. This disputed charge will be handled under the dispute resolution process described in Article 20 herein.

*CONFIDENTIAL TREATMENT REQUESTED

        5.11 Service Increments. Notwithstanding anything herein to the contrary, if at any time during the Term, the Network, as configured, is fully capable of billing Airtime in increments of less than *________*, the prices for Services set forth herein shall be adjusted based on the new increment of measurement and NextWave shall measure and bill Services based on such increments without rounding.

        5.12 Credit Reserve. If at any time during the Term, MCI or an Affiliate of MCI is entitled to a credit, adjustment or incentive which is not immediately applied to amounts due for the provision of Services due to (i) the applicability of regulatory restrictions or limitations, or (ii) the termination of services in a BTA prior to MCI realizing the return of any contributions for build-out under Article 5.5, the difference between the price for the Service and the price for Service had the limitation or termination, as the case may be, not occurred shall be reserved for future usage (the "Credit Reserve"). If at any time after the establishment of the Credit Reserve the applicable price for Services is in excess of such limitations or MCI or its Affiliates are otherwise obligated to make payments hereunder, amounts under the Credit Reserve shall first be used to offset any amounts due hereunder, including amounts due by MCI for the build-out of the Network to increase capacity for Area-Based Service.

        5.13 Other Service Pricing. In the event that NextWave or its Affiliates sell services on a wholesale basis, to any customers, other than a Retail Purchaser, which services are not comparable to, or competitive with, either Full Mobility Service or Area-Based Service, MCI shall have the right to buy the Airtime component for that service under pricing and on terms and conditions that are no less favorable than those offered to any such customers. In the event NextWave or its Affiliates sells services in the retail market, directly or indirectly through affinity, third-party marketing or other business relationships (excluding reseller transactions), which services are not comparable to, or competitive with, either Full Mobility Service or Area-Based Service, MCI shall have the right to buy the Airtime component for that service at (i) *___* of the lowest effective rate offered by NextWave to any Retail Purchaser, if such service is bundled or sold with Full Mobility Service or Area-Based Service or if the Retailer Purchaser is also purchasing Full Mobility Service or Area-Based Service from NextWave, or (ii) the greater of (a) *___* of the lowest effective rate offered by NextWave to any Retail Purchaser or (b) at a discount to the prevailing rate sufficient to allow MCI to offer a comparable service with *___*, but in no event shall the price determined pursuant to (i) or (ii) be less than *___*.

        5.14 MSC Support Services. MCI shall not pay NextWave for any software utilized by the MSC to support services provided by MCI's WESP. For features and functionality provided by MCI's WESP that require or utilize hardware or tangible resources of NextWave in addition to software, pricing shall be competitive and based on NextWave's reasonable, direct and allocable expenses, relating to such hardware or tangible resources utilization. If MCI requests features and

*CONFIDENTIAL TREATMENT REQUESTED
functionality that are not based on the then-current Technical Specification, MCI and NextWave agree to negotiate the pricing for such development as described in Article 14.

        5.15 Fraud. In the event NextWave is not providing IN services which include home location register, authentication and fraud detection, MCI shall be responsible for fraud on the Network; provided that if NextWave is better able to detect or prevent such fraud based on the Network as then configured, NextWave shall be responsible for the Airtime relating to such fraud; provided, further that if NextWave notifies MCI that it suspects fraud on MCI's account and MCI fails to suspend or terminate the Service associated with the Subscriber number within *___* after receipt of such notice, then MCI shall be responsible for such fraud from the time of such notification.


                               ARTICLE 6 -- AUDITS

        Each Party will provide reasonable access to its facilities, records and personnel to enable the other Party and its auditors and examiners to conduct appropriate audits and examinations of the operations of such other Party relating to the provision of Services to verify (i) the accuracy of claims and charges hereunder, (ii) that Services are being provided in accordance with the Technical Specifications, and (iii) compliance with the terms and conditions of this Agreement. If any audit or examination reveals that NextWave's invoices for the audited period are not correct for such periods, NextWave shall promptly reimburse MCI for the amount of overcharges in excess of one percent (1%), or MCI shall promptly pay NextWave for the amount of undercharges in excess of one percent (1%) of the Invoice amount. NextWave shall also reimburse MCI for all reasonable costs incurred by MCI in connection with the performance of such audit if there have been overcharges in excess of one percent (1%) of the Invoice amount. In the event that it is determined that NextWave's invoices for an audited period are not correct, then NextWave shall (x) take immediate corrective action to remedy any deficiencies uncovered by the audit which led to the inaccuracy and (y) furnish a report specifying the corrective steps taken. Such audit shall be conducted during normal business hours upon reasonable notice and be not more often than once in any ninety (90) day period.


                   ARTICLE 7 -- INDEPENDENT CONTRACTOR STATUS

        It is the intention of the Parties that MCI be an independent contractor and not an employee, agent, joint venturer or partner of NextWave in connection with the provision of Services hereunder. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between NextWave and either MCI or any employee or agent of MCI. NextWave shall not take any action or provide MCI personnel with any benefits or commitments inconsistent with such personnel's status as employees of MCI and not of NextWave. Neither Party shall hold itself out as being part of the other Party or as an agent or partner of the other Party. Each

* CONFIDENTIAL TREATMENT REQUESTED

Party agrees that it has no authority or power to bind or contract or negotiate in the name of or to incur any debt or other obligation on behalf of or create any liability against the other Party in any way or for any purpose.


                             ARTICLE 8 -- PERSONNEL

        8.1 Account Managers. Upon execution of this Agreement, each of the Parties agrees to designate a senior account manager who will manage and coordinate interaction between the Parties, and to whom all communications may be addressed in connection with all aspects of this Agreement. NextWave shall cause the person assigned to the position of account manager to act as lead executive and devote substantial time and effort to ensure the prompt performance of NextWave under this Agreement. Before assigning an individual to the position of account manager, whether the individual is initially assigned or is subsequently assigned, NextWave shall:

            1.     Notify MCI of the proposed assignment;
            2.     Introduce the individual to appropriate MCI representatives;
                   and
            3. Provide MCI with any other information about the individual reasonably requested by MCI.

        MCI will discuss any objections that MCI may have to such assignment with NextWave and MCI will attempt to resolve such concerns on a mutually agreeable basis. If these concerns cannot be addressed to MCI's satisfaction, MCI will have the right to reject the assignment of the account manager. NextWave will give MCI at least thirty (30) days advance notice of any proposed change of its account manager and will address any objections MCI may have to such change.

        8.2 Replacement Personnel. In the event that MCI determines, for any reason, that it is not in the best interests of MCI for the NextWave account manager to continue performing any service under this Agreement, MCI will give NextWave written notice of its objection which shall include MCI's request that the account manager be replaced. Promptly after its receipt of such notice, or if for any reason NextWave decides to remove or reassign such employee from the MCI account, NextWave shall promptly remove such employee from the account and ensure that (i) such employee no longer have access to any MCI Confidential Information and (ii) such employee immediately return to NextWave or destroy all such Confidential Information.


                      ARTICLE 9 -- CONFIDENTIAL INFORMATION

        9.1 Confidential Information. By virtue of this Agreement, the Parties may have access to, or exchange, information that is confidential to one another. As used in this Agreement, the term "Confidential Information" shall mean only such information of the other Party that may be reasonably understood from legends, the nature of such information itself and/or the circumstances of such information's disclosure, to be confidential and/or proprietary to the other Party or to third- parties to which the other Party owes a duty of non-disclosure. Notwithstanding the foregoing, NextWave agrees that all of the following information which NextWave may receive or otherwise obtain in the course of its performance under this Agreement, including without limitation in the course of providing the Service, shall be deemed the Confidential Information of MCI for purposes of this Agreement: *___*. Notwithstanding the foregoing, MCI agrees that all of the following information which MCI may receive or otherwise obtain in the course of its performance under this Agreement shall be deemed Confidential Information of NextWave for purposes of this Agreement: *___*.

        9.2 Restrictions on Disclosure and Use. Each of the Parties agrees that as to any Confidential Information relating to one Party ("Discloser") obtained in any manner by the other Party ("Recipient") hereunder:

        (A) to use such Confidential Information only in the performance of this Agreement or as otherwise expressly permitted by this Agreement or by the Discloser;

        (B) not to make copies of any such Confidential Information or any part thereof except to the extent required to fulfill the Party's obligations under this Agreement;

        (C) not to disclose any such Confidential Information to any third-party, using the same degree of care used to protect Recipient's own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care; provided, however, that Recipient may disclose Confidential Information received hereunder to (i) its Affiliates who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement (including without limitation a pre-existing written agreement), and (ii) to its employees, consultants and agents, and its Affiliates' employees, consultants and agents, who have a need to know to perform or exercise rights under this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement (including without limitation a pre-existing written agreement). NextWave expressly agrees that MCI shall further be entitled to disclose the Technical Specifications, coverage

* CONFIDENTIAL TREATMENT REQUESTED
maps and related Service and feature descriptions, but again subject to a written agreement protecting such Confidential Information from unauthorized use and disclosure (including without limitation a pre-existing written agreement) to: (x) to present and prospective Subscribers and other customers and their respective employees, consultants and agents, who have a need to know such Confidential Information in connection with the use or prospective use of the Service, and (y) such other third-parties as reasonably necessary or appropriate in order for MCI to exercise its rights under this Agreement. MCI will provide written notification to NextWave of any such disclosure. Confidential Information shall not otherwise be disclosed to any third-party without the prior written consent of the Discloser; and

        (D) to return to the other Party, or destroy, all of such Party's Confidential Information received hereunder, whether in any tangible medium of expression or electronic or other form or format, promptly upon the expiration or termination of this Agreement.

        9.3 Exceptions. The restrictions set forth in this Article 9 on the use and disclosure of Confidential Information shall not apply to information that:

               (A) was publicly known at the time of Discloser's communication thereof to Recipient;

               (B) becomes publicly known through no fault of Recipient subsequent to the time of Discloser's communication thereof to Recipient;

               (C) is in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient;

               (D) is developed by Recipient independently of and without use of any of Discloser's Confidential Information or other information that Discloser disclosed in confidence to any third-party;

               (E) is rightfully obtained by Recipient without restriction from third-parties authorized to make such disclosure; or

               (F) is identified by Discloser in writing as no longer proprietary or confidential.

        9.4 Disclosure Pursuant to Legal Requirement. In the event Recipient is required by law, regulation or court order to disclose any of Discloser's Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure in order to facilitate Discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser in seeking such order or other remedy. Recipient further agrees that if Discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

        9.5 Publicity. The Parties expressly agree that the terms and conditions of this Agreement, and any activities contemplated hereby or performed hereunder, are the Confidential Information of the Parties and shall not be disclosed by NextWave in any manner (including without limitation by way of news articles, public announcements or disclosures, advertising, marketing brochures or other similar materials, speeches or any other information releases) without the prior written approval of the other Party (which shall not be unreasonably withheld); provided, however, that (i) MCI and NextWave agree that NextWave shall have the right to issue a news release in the form attached hereto as Exhibit A to announce the transaction contemplated herein and (ii) that the Parties acknowledge that NextWave has filed a registration statement with the Securities and Exchange Commission and will be required to disclose the existence of this Agreement and describe the material terms contained herein. NextWave will afford MCI reasonable advance time for review of any proposed disclosures. To the extent any information has been disclosed to the public pursuant to this Section 9.5, such information shall not be deemed Confidential Information of MCI. Notwithstanding the foregoing, each Party agrees that the Airtime pricing terms contained in Schedule 2 and the Technical Specifications are confidential and shall not be disclosed, except as may be required by law or pursuant to any legal proceeding, in which case the provisions of Article 9.4 shall apply. The Parties acknowledge that NextWave will be required to file this Agreement with the Securities and Exchange Commission as an exhibit to its registration statement. NextWave shall seek confidential treatment of the Airtime pricing terms. At no time shall NextWave characterize MCI or its Affiliates in any material, release or other announcement or utterance as a "Reseller", nor characterize MCI as engaging or planning to engage in "resale" or "reselling" of NextWave Services.

        9.6 Proprietary Notices. Each Party shall reproduce and maintain on any copies of the other Party's Confidential Information received or made hereunder such proprietary legends or notices (whether of the Party providing the Confidential Information or of a third-party) as are contained in or on the original.

        9.7 Return of Confidential Information. Each Party agrees to return to the other Party or destroy all of such other Party's Confidential Information promptly upon the termination of this Agreement. Neither Party shall thereafter retain any such Confidential Information or any copies thereof fixed in any tangible medium of expression in whatever form or format.

        9.8 Cooperation. In the event either Party becomes aware that any Person (including, without limitation, any employee or agent of a Party) is taking or threatens to take any action which would violate any of the foregoing provisions, such Party shall promptly and fully advise the other Party (with written confirmation as soon as practicable thereafter) of all facts known to it concerning such action or threatened action. Neither Party shall in any way aid, abet or encourage any such action or threatened action. Each Party agrees to cooperate in all reasonable ways to prevent such action or threatened action, including, without limitation, assigning any cause of action it may have, related to the violation of the foregoing provisions, to the other Party, and each Party agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by the other Party to protect the trade secret and proprietary rights of such other Party in and to the Confidential Information. A Party shall also be liable for any breach of the terms of this Article 9 in the event that Confidential Information received from the other Party is disclosed by an employee, agent or consultant of such Party or a third-party to whom such Party has disclosed such information and such disclosure would violate the terms of this Article 9 were such employee, agent, consultant or third-party a party hereto.

        9.9 Confidentiality Period. Confidential Information continues to be subject to this Agreement for five (5) years following termination or expiration of this Agreement.

                         ARTICLE 10 -- LIMITED LIABILITY

        IN NO EVENT WILL EITHER PARTY AND/OR ANY OF ITS AFFILIATES BE LIABLE TO OR THROUGH THE OTHER PARTY FOR ANY OF THE FOLLOWING:

        (A) DAMAGES CAUSED BY OTHER PARTY'S AND/OR ANY OF ITS AFFILIATES' FAILURE TO PERFORM THEIR OBLIGATIONS AND RESPONSIBILITIES;

        (B) CLAIMS OR DEMANDS BROUGHT AGAINST THE OTHER PARTY BY THIRD-PARTIES OTHER THAN THOSE THIRD-PARTY CLAIMS IN RESPECT OF WHICH SUCH PARTY IS EXPRESSLY OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO A PROVISION OF THIS AGREEMENT; OR

        (C) EXCEPT AS OTHERWISE SET FORTH HEREIN, ANY LOST PROFITS, LOSS OF BUSINESS, LOSS OF USE (OR INTERRUPTIONS OF BUSINESS), LOST SAVINGS, LOST OPPORTUNITIES OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES;

        ANY OR ALL OF WHICH ARISE FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF SERVICE GOVERNED BY THIS AGREEMENT, AND EVEN IF A PARTY AND/OR ANY OF ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.


                            ARTICLE 11 -- INDEMNITIES

        11.1 Indemnification of MCI. NextWave agrees to indemnify, defend and hold MCI harmless against any liability for any claim or demands arising from or in connection with:

           (A) any claims of infringement of any patent, copyright, trade secret, trademark, service mark or other intellectual property right alleged to have occurred because of service, equipment or other resources provided by NextWave hereunder;

           (B) the inaccuracy or untruthfulness of any representation or warranty made by NextWave under this Agreement;

           (C) any amounts, including but not limited to taxes, interest and penalties, assessed against MCI which are obligations of NextWave pursuant to
Article 5.8;

           (D) any claims that are the result of NextWave's negligent or willful act or failure to act, including but not limited to claims for bodily injury or damage to property; and

           (E) any claims that are a result of NextWave or its Affiliates failure to comply with all applicable laws, regulations and orders in the performance of its obligations under this Agreement.

        11.2 Indemnification by MCI. MCI agrees to indemnify, defend and hold NextWave harmless against any liability for any claim or demands arising from or in connection with:

           (A) any claims of infringement of any patent, copyright, trade secret, trademark, service mark or other intellectual property right alleged to have occurred because of service, equipment or other resources provided by MCI hereunder;

           (B) the inaccuracy or untruthfulness of any representation or warranty made by MCI under this Agreement;

           (C) any amounts, including but not limited to taxes, interest and penalties, assessed against NextWave which are obligations of MCI pursuant to
Article 5.8;

           (D) any claims that are the result of MCI's negligent or willful act or failure to act, including but not limited to claims for bodily injury or damage to property; and

           (E) any claims that are the result of MCI or its Affiliates' failure to comply with all applicable laws, regulations and orders in the performance of its obligations under this Agreement.

        11.3 Indemnification Procedures. All indemnities created in this Agreement shall include indemnification of the indemnified Party's Affiliates, and their respective directors, officers, employees, agents, customers successors and assigns and their heirs, legal representatives, and assigns thereof. The indemnification shall be for all claims arising out of the specific event referred to in this Agreement which is covered by the indemnification, including all costs reasonably incurred in the defense of any claim, including without limitation reasonable accountant's, attorneys' (including allocated in-house expenses), and expert witness fees, costs of investigation and proof of facts, court costs, and other reasonable litigation expenses, including, but not limited to, travel and living expenses. Written notice of claim shall be forwarded promptly by the Indemnitee to the Indemnitor and there shall be no settlement of the claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld. Indemnitee shall have the right to participate in the defense of any such claim in which it is named as a defendant at its own cost and expense. The indemnities created by this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. Provisions for indemnification in this Agreement are not in lieu of and do not supplant insurance coverage required in the Agreement, and are not intended to act as insurance.

                       ARTICLE 12 -- TERM AND TERMINATION

        12.1 Term. This Agreement will continue for a period of ten (10) years from the date on which Full Mobility Service in NextWave's first BTA becomes available (the "Term") on a commercial basis, unless earlier terminated or extended in accordance with this Agreement. MCI shall have the right, subject to
Article 12.2, to renew this Agreement for an additional five (5) year term upon written notice to NextWave delivered not less than one (1) year prior to the expiration of the Term.

        12.2 Renewal and Expiration. If MCI elects to renew this Agreement, the Parties shall review and if necessary, adjust the pricing so that rates provide NextWave *___*. Any new pricing will be adjusted to reflect expected system usage during such renewal period. If MCI notifies NextWave that it desires to renew the Agreement, but the Parties are unable to agree upon renewal prices, terms and conditions as of six (6) months prior to the expiration of the Term, this Agreement will be extended for two (2) years from the expiration of the Term at the then current prices, terms and conditions in order for MCI to transition Subscribers from the Network. If the Parties are unable to reach agreement on renewal during such transition period, this Agreement will expire at the end of such transition period.

        12.3   Termination.

           (A) This Agreement shall terminate upon the occurrence of any of the following:

                    (1) the election of a Non-Defaulting Party to terminate this Agreement, which election must be made within one hundred twenty
           (120) days after a Default;

                    (2) either Party, in its discretion, may terminate this Agreement by written notice to the other Party if the other Party makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; or files or has filed against it any petition under the federal bankruptcy laws or the bankruptcy or insolvency laws of its jurisdiction (which is not stayed within sixty
           (60) days); or shall have or suffer a receiver or trustee to be appointed for its business or property; or be adjudicated a bankrupt or an insolvent; or any committee of the creditors, or any class thereof, is formed for the purpose of monitoring the financial affairs of the other Party or enforcing such creditors' rights;

                    (3) the election of MCI to terminate this Agreement in the event that NextWave shall not have been granted the PCS licenses for which NextWave was the final high bidder in the initial FCC C block auction completed on May 6, 1996, representing at least seventy (70) million POPs;

* CONFIDENTIAL TREATMENT REQUESTED

                    (4) the election of MCI to terminate this Agreement in the event that MCI's obligations to fulfill the Purchase Commitment shall have been eliminated pursuant to Article 3.3(A), (D) or (E), or
           Article 3.4;

                    (5) the election of MCI to terminate this Agreement in the event that NextWave shall have failed to (i) have the registration statement filed with the Securities and Exchange Commission for the issuance of equity securities by NextWave declared effective by March 31, 1997, or (ii) consummate the transactions contemplated thereunder by March 31, 1997; or

                    (6) the election of MCI if NextWave has not acquired, developed and maintained commercially available state-of-the-art feature functionality in the Network under Section 2.2 hereof, and within sixty (60) days of MCI's initial notice thereof the Parties are unable to reach agreement on a technical solution and implementation schedule relating thereto.

           (B) MCI, may terminate Service in a BTA if that BTA is classified as a Problem BTA under Article 3.3 (E).

           (C) Notwithstanding any provision herein to the contrary, including Article 10(C), if MCI terminates this Agreement, as specified in this
Article 12.3(A), or terminates Service in a BTA, or portion thereof, under
Article 12.3(B), unless with respect to the termination of Service in a Problem BTA, such Problem BTA was the immediate, direct result of, and resulted solely from a Force Majeure, NextWave shall be liable to MCI and its Affiliates for any and all damages, claims, costs, liabilities and expenses incurred by MCI or its Affiliates as a result of the termination of this Agreement or of the Service in a Problem BTA, including, but not limited to, *___*; in each case arising from or relating to (a) the retention or attempted retention of Subscribers or
(b) the transition or attempted transition to any other provider(s) of wireless services. The Parties will use reasonable efforts to mitigate any such damages, claims, costs, liabilities and expenses. The Parties acknowledge and agree that Subscriber satisfaction and retention is of the utmost importance. In addition to the foregoing, if MCI terminates this Agreement pursuant to the terms of this
Article 12.3, NextWave shall pay MCI an amount equal to the remaining balance of the Credit Reserve.

           (D) The Parties agree that in the event that either Party elects to terminate this Agreement, or Service in a BTA is terminated pursuant to the terms of this Article 12.3, then NextWave shall continue to provide Services for a period up to *___* (the "Transition

*CONFIDENTIAL TREATMENT REQUESTED

Period") at the current prices, terms and conditions in order for MCI to transition its Subscribers from the Network; provided, however, if this Agreement is terminated as a result of a payment default by MCI under Section
5.9 hereof, then the Transition Period shall expire ninety (90) days after termination. In no event shall the purchase of Services by MCI or its Affiliates during Transition Period be deemed to extend any applicable cure period or a waiver of any rights or remedies of MCI pursuant to this Agreement.

        12.4 Continuing Obligations. Termination pursuant to the terms of this Agreement, regardless of cause or nature, and any remedies set forth herein shall not be the exclusive remedy, shall be without prejudice to any other rights or remedies of the Parties and shall not terminate any other obligations which by their terms or their nature survive or should survive termination of this Agreement. Termination of this Agreement shall not release either Party hereto from any liability which at the time of termination has already accrued to the other Party.

        12.5 Default. ("Default") hereunder by a Party (the "Defaulting Party") shall be deemed to have occurred if, within sixty (60) days of the Defaulting Party's receipt of written notice from a non-defaulting Party (the "Non-Defaulting Party") of a breach of its obligations under this Agreement (the "Cure Period"), the Defaulting Party shall have failed to cure such breach. In the event of such Default, the Non-Defaulting Party may terminate this Agreement, without liability to the Non-Defaulting Party.


                          ARTICLE 13 -- *___*

*_________________________________________________________________
                                           _______________________
                                           _______________________*

*CONFIDENTIAL TREATMENT REQUESTED

        *_________________________________________________________
         _________________________________________________________*


                   ARTICLE 14 -- INTELLECTUAL PROPERTY RIGHTS

        14.1 Joint Development. If during the Term the Parties desire to collaborate in the development of technology for use in connection with the provision of Service, the Parties shall mutually agree upon the funding and ownership of such technology.

        14.2 No Use of MCI Intellectual Property Rights. Nothing herein shall be deemed to grant to NextWave any right, license or other interest in or under, or right to use, and NextWave shall not use, any patents, copyrights, trade secrets, trademarks, service marks, trade names or other similar designation, or any other intellectual property rights of MCI or any of its Affiliates.

        14.3 No Use of NextWave Intellectual Property Rights. Except as otherwise contemplated herein, nothing herein shall be deemed to grant to MCI any right, license or other interest in or under, or right to use, and MCI shall not use, any patents, copyrights, trade secrets, trademarks, service

*CONFIDENTIAL TREATMENT REQUESTED
marks, trade names or other similar designation, or any other intellectual property rights of NextWave or any of its Affiliates.


                      ARTICLE 15 -- RIGHT OF FIRST REFUSAL

        15.1 Transfer of Licenses. If, during the Term, NextWave proposes to sell or otherwise transfer control or ownership of any License held by NextWave or its Affiliates, then prior to consummating any such transaction, NextWave or its Affiliates, as the case may be, shall afford MCI a right of first refusal, which right of first refusal may be assigned by MCI to any Qualified Entity at MCI's sole discretion; provided, that in the event such sale or transfer involves consideration to be paid by a purchaser in a form other than cash, the consideration to be paid by MCI or its assignee to NextWave shall be an amount in cash equal to the fair market value of the offeror's consideration; provided, further that such right of first refusal shall not apply to (i) the acquisition of all the outstanding shares of NextWave or NextWave Telecom Inc., whether by sale of stock, merger or otherwise, or (ii) to a transaction involving the swapping or exchange of Licenses which does not result in a net reduction of more than one percent (1%) of the POPs represented by Initial Licenses.

        15.2 Notice of Sale. In the event that NextWave or any of its Affiliates proposes to sell or otherwise transfer control or ownership of a License for which MCI has a right of first refusal under this Article 15.1, NextWave shall deliver written notice of such proposed sale to MCI stating its bona fide intention to sell or transfer control of the License, which notice shall specify the price and material terms upon which NextWave proposes to sell such License ("Notice of Sale"). MCI, or an assignee of MCI, may within sixty
(60) days after the delivery of the Notice of Sale, elect to purchase, at the price and on the terms specified in the Notice of Sale (subject to the provisions contained in Article 15.1 regarding non-cash payment by a third-party), by delivery of a written notice of such election to NextWave ("Notice of Election to Acquire"). Such Notice of Election to Acquire shall, if applicable, name any assignee that will be the acquiring party and shall confirm the acquiring party's eligibility under applicable FCC rules and agreement to pay the License purchase price in cash. If MCI elects to acquire a License pursuant to the delivery of the Notice of Election to Acquire, then the purchase agreement for the acquisition of such License shall be executed within sixty
(60) days of MCI's delivery for the Notice of Election to Acquire, with the closing of the acquisition to occur on the later of (i) thirty (30) days thereafter or (ii) such period of time which is five (5) days after any necessary governmental approvals or consents have been obtained. If MCI does not elect to acquire such License, then NextWave may proceed to sell or transfer the License to a third-party on terms no less favorable than those stated in the Notice of Sale, provided that if the closing of such sale does not occur within the later of (i) one hundred fifty (150) days after the delivery of the notice of sale or transfer and (ii) such period of time which is five (5) days after any necessary governmental approvals or consents have been obtained, NextWave shall again comply with this Article 15.2 prior to selling or transferring any License.

        15.3 Continuation of Service. If NextWave sells or otherwise transfers control or ownership of any License held by NextWave, then MCI may at its option require that NextWave obligate the transferee or any purchaser to continue, for a period expiring on the later of (i) the expiration of the Term and (ii) thirty
(30) months after the consummation of such sale or transfer, to provide Service upon like terms and conditions as set forth in this Agreement.

        15.4 Sale of NextWave. In the event of the sale of NextWave Telecom Inc. or NextWave, whether by sale of stock, merger or otherwise, then MCI may at its option (i) terminate this Agreement, or (ii) require that NextWave obligate the transferee or any purchaser to continue, for a period expiring on the later of (x) the expiration of the Term, and (y) thirty (30) months after the consummation of such sale or transfer, to provide Service upon like terms and conditions as those set forth in this Agreement.


                        ARTICLE 16 -- TRANSFER ASSISTANCE

        It is the intent of the Parties that at the expiration or termination of this Agreement, NextWave will cooperate with MCI to assist with the orderly transfer of the service, functions and operations provided by NextWave hereunder to another PCS provider or providers or MCI itself. Prior to expiration or termination of the Agreement, MCI may request NextWave to perform and, if so requested, NextWave shall perform (except in the event of a termination due to a failure by MCI to reasonably pay amounts due and payable under this Agreement) services upon terms and conditions mutually agreed upon by the Parties in connection with transferring Subscribers to another Local Wireless Operator or MCI's network ("Transfer Assistance"). Transfer Assistance shall be provided for up to thirty (30) months after the effective date of expiration or termination of this Agreement.

                         ARTICLE 17 -- NON-SOLICITATION

        17.1 NextWave Non-Solicitation. During the Term (and any extension thereof) and for two (2) years thereafter, in the absence of MCI's prior written consent, NextWave and its Affiliates will not, directly or indirectly, (i) use any information generated by MCI or NextWave (relating to any information generated by NextWave in its performance hereunder) or received from MCI to solicit, market or otherwise contact current or former Subscribers for any purpose whatsoever, or (ii) solicit or encourage any employee of MCI or its Affiliates to leave the employment of MCI or its Affiliates, as the case maybe, except with respect to subclause (ii) pursuant to a general solicitation of NextWave not directed at the employees of MCI or its Affiliates or in the event that an employee of MCI or its Affiliates, in the absence of any action by NextWave (or its representatives or agents) in violation of the provisions of this Article 17, independently approaches NextWave regarding employment.

        17.2 MCI Non-Solicitation. During the Term (and any extension thereof) and for two (2) years thereafter, in the absence of NextWave's prior written consent, MCI and its Affiliates will not, directly or indirectly, (i) use any information generated or received from NextWave to solicit, market or otherwise contact any current or former NextWave customer for any purpose whatsoever, or
(ii) solicit or encourage any employee of NextWave or its Affiliates to leave the employment of NextWave or its Affiliates, as the case may be, except with respect to subclause (ii) pursuant to a general solicitation of MCI not directed at the employees of NextWave or its Affiliates or in the event that an employee of NextWave or its Affiliates, in the absence of any action by MCI (or its representatives or agents) in violation of the provisions of this Article 17, independently approaches MCI regarding employment.


                          ARTICLE 18 -- NONINFRINGEMENT

        The Parties represent and warrant that they will perform their responsibilities under this Agreement in a manner that does not knowingly infringe or misappropriate any patent, trade secret, copyright or other proprietary right of any third-party.


                             ARTICLE 19 -- INSURANCE

        When this Agreement requires performance by employees or subcontractors of MCI or NextWave on the other Party's premises, the performing Party shall carry and maintain Worker's Compensation and Employer's Liability Insurance covering its employees or subcontractors engaged in such performance in amounts no less than required by law in the applicable location.


                  ARTICLE 20 -- DISPUTE RESOLUTION/ARBITRATION

        20.1 Dispute Resolution. Either Party may identify a dispute that has arisen in performance of this Agreement by notifying the other Party's account manager in writing, setting forth the dispute with reasonable specificity. The account managers shall promptly attempt to resolve such dispute by negotiation. If within ten (10) calendar days of written notice of a dispute the account managers have been unable to resolve it, then either Party may escalate resolution of the dispute to an appropriate senior executive of NextWave or to an appropriate senior executive of MCI by notifying them in writing, setting forth the dispute with reasonable specificity. The senior executives shall attempt to resolve such dispute by negotiation. If within ten (10) calendar days of such escalation of a dispute the senior executives have been unable to resolve it, then either Party may seek resolution of the dispute by arbitration in accordance with Section 20.2.

        20.2 Arbitration. Without prejudice to either Party's right to seek equitable relief (including, but not limited to, injunction) from a court, any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE arbitration rules and procedures ("Endispute Rules") and in accordance with the terms of this Article 20. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that this provision and the Arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA- AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

                           ARTICLE 21 -- MISCELLANEOUS

        21.1   General Provisions.

        21.2 Warranty. NextWave represents and warrants that all services rendered in connection with the provision of Services hereunder will be performed in a workmanlike manner in accordance with industry standards and the Technical Specifications.

        21.3 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than the laws thereof that would require reference to the laws of any other jurisdiction. For all purposes for which resort to a court may be had, the parties irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York.

        21.4 Authorization and Enforceability. Each Party hereby represents that:

           (A) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

           (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Party; and

           (C) this Agreement has been duly executed and delivered by such Party and is a valid and binding obligation of such Party, enforceable against it in accordance with its terms.

        21.5 Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any Party, to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed first-class registered or certified mail, return receipt requested, postage pre-paid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                  If to MCI:

                          MCI Telecommunications Corporation
                          1801 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20006
                          Attn:  Herman W. Bluestein
                          Fax:    (202) 887-2369

                  with a copy to:

                          MCI Telecommunications Corporation
                          1801 Pennsylvania Avenue, N.W.
                          Washington, D.C. 20006
                          Attn:  General Counsel
                          Fax:   (202) 887-2047

                  If to NextWave:

                          NextWave Personal Communications, Inc.
                          9455 Towne Centre Drive
                          San Diego, CA  92121
                          Attn:  Allen B. Salmasi
                          Fax:  (619) 597-4041

                  with a copy to:

                          NextWave Personal Communications, Inc.
                          9455 Towne Centre Drive
                          San Diego, CA  92121
                          Attn:  General Counsel
                          Fax:  (619) 642-1912

                  If to NextWave Telecom Inc.:

                          NextWave Telecom Inc.
                          9455 Towne Centre Drive
                          San Diego, CA  92121
                          Attn:  Allen B. Salmasi
                          Fax:  (619) 597-4041

                  with a copy to:

                          NextWave Telecom Inc.
                          9455 Towne Centre Drive
                          San Diego, CA  92121
                          Attn:  General Counsel
                          Fax:  (619) 642-1912

        Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes as such time as it is delivered to the addressees (with the return receipt, the delivery receipt or affidavit of messenger, or the facsimile answerback being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        21.6 Assignment. This Agreement may not be assigned, in whole or in part, by any Party without the prior written consent of the other Party, except that MCI may assign this Agreement to any of its Affiliates without the consent of NextWave. For purposes of this subsection only, the term "Affiliates" shall mean an entity under common control, controlling or controlled by MCI; provided that "control" as used herein shall mean the ownership, directly or indirectly, of at least eighty percent (80%) of the aggregate of all voting interests in such entity. Any other attempt to assign this Agreement shall be null, void and of no force or effect.

        21.7 Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid and unenforceable provision.

        21.8 Survival. The following provisions shall survive the termination of this Agreement, and shall continue in full force and effect along with any other provisions of this Agreement which by their nature or in accordance with their terms, whether or not listed, shall survive such termination: Articles 6, 9, 10, 11, 12, 14, 17, 18, and 20 and Articles 21.3, 21.5, 21.7, 21.8, 21.13,
21.14, 21.16 and 21.17.

        21.9 Entire Agreement. This Agreement, which includes the attached Schedules, constitutes the entire agreement and understanding between the Parties hereto in connection with the subject matter hereof, and supersedes and cancels all previous negotiations, commitments and writings with respect thereto including that certain confidentiality agreement executed by the Parties on January 10, 1996.

        21.10 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or the signatures of all persons required to bind party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or the signatures of the persons required to binds any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

        21.11 Captions for Convenience Only. The captions used in this Agreement are included for convenience only and shall not be considered part of this Agreement for any purpose. Unless expressly stated otherwise, all references herein to "Articles" are to the relevant portions of this Agreement, and all references to "Schedules" are to the attachments to this Agreement.

        21.12 Amendment. This Agreement shall not be amended, modified or rescinded in any manner, except by an instrument in writing signed by duly authorized representatives of each of the Parties hereto.

        21.13 No Third-Party Beneficiary. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party, nor shall any provision give any third person any right of subrogation or action against any Party.

        21.14 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including executing all such documents and doing such acts and things as may reasonably be required for the purpose of giving full effect to this Agreement).


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




        21.15 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        21.16 Binding. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective permitted successors and assigns.

        21.17  Specific Performance. The obligations of the Parties under
Article 9 of this Agreement are unique. If any Party should be in Default under
Article 9 of this Agreement, the Defaulting Party acknowledges that it would be extremely impracticable to measure the resulting damages. Accordingly, in addition to any other available rights or remedies, the Non-Defaulting Party may sue in equity for specific performance and the Defaulting Party expressly waives the defense that a remedy in damages would be adequate.

        21.18 Surcharge Exemption. When applicable, NextWave shall certify that any special access lines used in connection with the provision of Services under this Agreement terminate in a device not capable of interconnecting MCI's service with the local exchange carriers and thus are exempt from the special access surcharge.

        21.19 Regulatory Compliance. Notwithstanding any provision in this Agreement to the contrary, NextWave shall not be obligated to furnish MCI with Services under rates, charges, terms or conditions, that violate any applicable provisions of the Communications Act of 1934, as amended, the applicable rules, regulations or policies of the FCC or any other federal or state agency with jurisdiction over NextWave's services.

        21.20 Expiration of Term. Upon expiration of the Term and any extension thereof, MCI shall be fully subject to all the terms and conditions, including standard service rates, set forth in the tariff, if any, for NextWave service received by MCI after such expiration; provided however, if NextWave is required to tariff the services provided hereunder, the terms of such tariff shall not be inconsistent with nor less favorable than the terms of this Agreement.

        21.21 Cooperation. NextWave shall cooperate fully with MCI and shall use all reasonable efforts to take, or cause to be taken, all action necessary, proper or advisable under applicable laws and regulations, (i) to fulfill its obligations under this Agreement and to carry out fully the transaction contemplated hereby; (ii) assist MCI in its effort to be recognized by governmental agencies, NANPA, and other relevant Persons as a "Commercial Mobile Radio Service Provider" as such term is defined in the applicable FCC rules; and
(iii) support MCI in its positions with governmental regulatory bodies or other Persons which enable MCI to fully realize the benefits (economic or otherwise) afforded to MCI hereunder.





             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              NEXTWAVE PERSONAL COMMUNICATIONS, INC.



                               By: /s/ Allen B. Salmasi
                                   -----------------------------------
                                   Name: Allen B. Salmasi
                                   Title:   Chairman, President and CEO



                              MCI TELECOMMUNICATIONS CORPORATION



                               By: /s/ Herman W. Bluestein
                                   -----------------------------------
                                   Name: Herman W. Bluestein
                                   Title:    Vice President





NextWave Telecom Inc. hereby guarantees the prompt performance of each and every duty and obligation of NextWave Personal Communications, Inc. under this Agreement.


NEXTWAVE TELECOM INC.



By:  /s/ Allen B. Salmasi
     -----------------------------------
     Name: Allen B. Salmasi
     Title:   Chairman, President and CEO


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
                                   SCHEDULE 1

                            TECHNICAL SPECIFICATIONS


All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

1.       BACKGROUND & DEFINITIONS

This specification defines the interconnection required between the Network and the MCI intelligent network required to support quality, capacity and coverage requirements for the purchased Airtime. Figure 1 depicts the interconnection architecture of NextWave's Mobile Switching Center ("MSC") with the following MCI intelligent network elements:

  - Home Location Register ("HLR") - An intelligent network platform maintaining Subscriber profile information for MCI Subscribers.

  - Authentication Center (AC) - An intelligent network platform supporting the authentication of MCI Subscribers on NextWave's and other networks.

  - Wireless Enhanced Services Platform (WESP) - An intelligent network platform for providing enhanced wireless services, such as voice messaging, short message service, trial services, and new advanced services for select customers. These services are provided at the WESP directly, or by forwarding the call to MCI's other Intelligent Network service elements.

  - MCI's nationwide SS7 signaling network - This STP network provides signaling interconnection between the network elements of NextWave, MCI, other IXC and Local networks, and other local Wireless Operators for roaming situations.

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
                                   SCHEDULE 1


             FIGURE 1: NETWORK ELEMENTS INVOLVED IN INTERCONNECTION

                                [GRAPHIC OMITTED]

2.       GENERAL REQUIREMENTS

NextWave and MCI intelligent network interconnection will adhere to the following general requirements:

        *___*


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   -     NextWave will route Emergency calls to the proper authority.

   -     Lawful Intercept activity will be performed by NextWave.

   - MCI will obtain numbers for Subscribers, in full NPA-NXX blocks. If MCI is unable to obtain these numbers directly, NextWave will use best efforts to obtain the numbers on behalf of MCI.

   -     *___*

   - NextWave will provide points of presence (excluding cell sites and base station controllers) for interconnection between MSCs and MCI's WESPs. There may be direct interconnect between MCI WESPs and other locations in NextWave's Network where technically feasible and mutually acceptable based on commercially reasonable cost determinations.


3.       REQUIREMENTS OF THE MSC

The following requirements will be supported by NextWave's Network for interfacing with the MCI intelligent network elements. Initial NextWave Network deployments will support, at a minimum, the following subset of IS-41 Rev. C features:

   *___*

Specific implementation of these features and of any subsequent features will be defined as part of a separate service level agreement. That agreement will address, among other aspects, the scope, scheduling, resources, and responsibilities of the Parties.

NextWave will make all reasonable efforts to support additional features within nine (9) months after commercially implemented software and hardware is available per the progression of the IS-41 standard.

   - IS-41 Signaling - NextWave will interface with the following MCI intelligent network elements via the IS-41 protocol:

       *___*

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         *___*

         - MSC software revision levels will be managed to support consistent features throughout the markets covered by NextWave's Network.

   -    Call Origination:

         *___*

         - Emergency (911/E911) and Lawful Intercept calls will be handled by NextWave at the MSC, and not forwarded to MCI trunk groups. MCI and NextWave will cooperate to comply with 911/E911 regulations as mandated by local/state public agencies and the FCC.

   *___*

   - The following capabilities will be defined by MCI, in close consultation with NextWave and implementation specifications will be included as part of a separate service level agreement. NextWave will work with its Network equipment provider(s) to secure the required capabilities to support these features:

         *___*

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                                   SCHEDULE 1


4.       INTERFACE REQUIREMENTS

The following sections detail the interface requirements between NextWave's Network and the MCI intelligent network. These interfaces are based on both published and de facto industry standard interfaces and interconnection requirements.

         4.1      HLR/AC Interface

         The MSC will communicate using the most current commercially available IS-41 protocol with the MCI-provided Home Location
         Register/Authentication Center (HLR/AC) when serving MCI Subscribers.

                  *__________________________________________
                   __________________________________________
                   __________________________________________*

         4.2      WESP Interface

         The MSC and the WESP must be able to route calls to each other for enhanced voice services call setup. This requires call setup signaling and voice trunk connectivity. *___*

                  *__________________________________________
                   __________________________________________
                   __________________________________________*


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                                   SCHEDULE 1


                  *___*


5.       QUALITY OF SERVICE

         5.1      Coverage Area

         *___*

         Upon request by MCI, NextWave will provide coverage maps depicting the geographic area that correspond to the three above coverage areas.

         5.2      Air Interface Capacity

         NextWave will ensure that co-channel interference and other factors are mitigated such that sufficient air interface channel capacity is available to provide Services to the projected number


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                                   SCHEDULE 1

         of Subscribers in each market in accordance with MCI's Forecast, described in Section 2.3 of the Airtime Agreement and the service quality defined herein.

         5.3      Handset Compatibility

         NextWave Network will support handsets of MCI's choice, provided that the handsets have been certified by recognized standards or certification bodies as compliant with domestic PCS interface standards and have been demonstrated to be fully compatible with one other domestic CDMA network.

         5.4      Bearer Service Capability

         In addition to voice services, NextWave will support bearer services, such as Group 3 facsimile and data, that are operating in a commercial, revenue-bearing environment.

         5.5      *___*


         5.6      *___*

         5.7      *___*

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5.8.              *__________________________________________
                   __________________________________________
                   __________________________________________*


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                                   SCHEDULE 1

                  *__________________________________________
                   __________________________________________
                   __________________________________________*


6.       OPERATIONS INTERFACE REQUIREMENTS

The following areas will be further addressed via more specific Service Level Agreements, however the basic required interfaces between NextWave and MCI are:

         6.1      Traffic/Billing

                  *__________________________________________
                   __________________________________________
                   __________________________________________*


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                                   SCHEDULE 1

         6.2      Network/Trouble Management

         *___*


         6.3      General Service Level Agreement and Operations Support

         *___*


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                                   SCHEDULE 1


                                   APPENDIX A

A.1      WIRELESS NETWORK INTERFACE STANDARDS

IS-41-C

         EIA/TIA/IS-41.1-C:  Cellular Radiotelecommunications Intersystem
         Operations: Functional Overview - February, 1996.

         EIA/TIA/IS-41.2-C:  Cellular Radiotelecommunications Intersystem
         Operations: Intersystem Hand-off Information Flows - February, 1996.

         EIA/TIA/IS-41.3-C:  Cellular Radiotelecommunications Intersystem
         Operations: Automatic Roaming Information Flows - February, 1996.

         EIA/TIA/IS-41.4-C:  Cellular Radiotelecommunications Intersystem
         Operations: Operations, Administration, and Maintenance Information Flows and Procedures - February, 1996.

         EIA/TIA/IS-41.5-C:  Cellular Radiotelecommunications Intersystem
         Operations: Intersystem Signaling Protocols - February, 1996.

         EIA/TIA/IS-41.6-C:  Cellular Radiotelecommunications Intersystem
         Operations: Intersystem Signaling Procedures - February, 1996.

IS-52

         EIA/TIA/IS-52: Uniform Dialing Procedures and Call Processing Treatment for Use in Cellular Radiotelecommunications - November, 1989.

IS-52-A

         EIA/TIA/IS-52-A: Uniform Dialing Procedures and Call Processing Treatment for Use in Cellular Radiotelecommunications - When Published.

IS-53

         EIA/TIA/IS-53:  Cellular Features Description - August, 1991.

IS-53-A

         EIA/TIA/IS-53-A:  Cellular Features Description - May, 1995.

IS-93

         EIA/TIA/IS-93: Cellular Radiotelecommunications Ai -Di Interface Standards - October, 1993.


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
                                   SCHEDULE 1


A.2      SS7 INTERFACE DOCUMENTS

         TR-NWT-000246: Bell Communications Research Specification of Signaling System Number 7 (SS7), Issue 3 contains the proposed generic requirements specifying SS7 protocol and architecture.

         TR-NWT-000082: Signaling Transfer Point Generic Requirements, Issue 5 provides generic requirements and objectives for the STP.

         TR-TSY-000317: Switching System Requirements for Call Control Using the Integrated Services Digital Network User Part (ISDNUP).

         TR-TSY-000394: Switching System Generic Requirements for Interexchange Carriers using the Integrated Services Digital Network User Part (ISDNUP).

         TR-NWT-000444: Switching System Generic Requirements Supporting ISDN Access Using the ISDN User Part.

         ANSI T1.114: Signaling System Number 7 (SS7)-Transaction Capabilities Application Part (TCAP).

         ANSI T1.112: Signaling System Number 7 (SS7)-Signaling Connection Control Part (SCCP).

         ANSI T1.111: Signaling System Number 7 (SS7)- Message Transfer Part
         (MTP).


A.3      AIR INTERFACE STANDARDS

         ANSI J-STD-008: Personal Station - Base Station Compatibility Requirements for 1.8 to 2.0 GHz Code Division Multiple Access (CDMA) Personal Communications Systems.


A.4      NETWORK MANAGEMENT

         ANSI T1.227: Extensions to GNM for Interfaces between Operations Systems across Jurisdictional Boundaries to support Fault Management - Trouble Administration.

         ANSI T1.228: OAM&P - Services for Interfaces between Operations Systems across Jurisdictional Boundaries to support Fault Management - Trouble Administration.


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                         SCHEDULE 2 -- PRICING SCHEDULE


*___*

* CONFIDENTIAL TREATMENT REQUESTED





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*___*


* CONFIDENTIAL TREATMENT REQUESTED